UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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HENRY SCHEIN, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Henry Schein, Inc. (the “Company” or “Henry Schein”), to be held virtually at 10:00 a.m., Eastern Daylight Time, on Thursday, May 13, 2021. Due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees, directors and stockholders, we have decided not to have a physical annual meeting this year. You will be able to attend the Annual Meeting online, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/HSIC2021 and entering the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).

The Annual Meeting will be held for the following purposes:

1.	to consider the election of sixteen directors of the Company for terms expiring in 2022;

2.	to consider the approval, by non-binding vote, of the 2020 compensation paid to the Company’s Named Executive Officers (as defined in the proxy statement) (commonly known as a “say-on-pay” proposal);

3.	to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2021; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 15, 2021 are entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes the rules allow it to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Accordingly, stockholders of record at the close of business on March 15, 2021 will receive a Notice Regarding the Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement of the meeting.

To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice Regarding the Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer, or vote online during the virtual Annual Meeting.

Whether or not you expect to attend the virtual meeting online, your vote is very important. Please cast your vote regardless of the number of shares you hold. I look forward to discussing our plans for the Company’s future at the Annual Meeting.

STANLEY M. BERGMAN

Chairman and Chief Executive Officer

Melville, New York

March 30, 2021

135 DURYEA ROAD

MELVILLE, NEW YORK 11747

PROXY STATEMENT

The Board of Directors of Henry Schein, Inc. (the “Company”) has fixed the close of business on March 15, 2021 as the record date for determining the holders of the Company’s common stock, par value $0.01, entitled to notice of, and to vote at, the 2021 Annual Meeting of Stockholders (the “Annual Meeting”). As of that date, 142,268,492 shares of common stock were outstanding, each of which entitles the holder of record to one vote. The Notice of Annual Meeting, this proxy statement and the form of proxy are being made available to stockholders of record of the Company on or about March 30, 2021. A copy of our 2020 Annual Report to Stockholders is being made available with this proxy statement, but is not incorporated herein by reference.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for the election of directors (Proposal 1). A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of votes “AGAINST.” Abstentions and broker non-votes shall not constitute votes “FOR” or votes “AGAINST” a director, and thus will have no effect on the outcome of Proposal 1. Proposals 2 and 3 each require the affirmative “FOR” vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter. Broker non-votes will have no effect on the outcome of Proposals 2 and 3, but abstentions will have the same effect as a vote “AGAINST” each such proposal.

We will pay all expenses of this proxy solicitation. In addition to this proxy solicitation, proxies may be solicited in person or by telephone or other means (including by our directors or employees (who we refer to as our Team Schein Members or “TSMs”) without additional compensation). We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in distributing proxy materials to the beneficial owners of shares held by such persons as stockholders of record.

If your shares of common stock are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, the stockholder of record. In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials to our stockholders on the Internet. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of these proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in these proxy materials. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a participant in the Company’s 401(k) Plan and own shares of the Company’s common stock in your 401(k) Plan account as of the record date, you will receive, with respect to the number of shares held for your 401(k) Plan account as of the record date, a proxy card that will serve as a voting instruction to the trustee of the 401(k) Plan with respect to shares held for your account. Unless you vote per the instructions provided therein, shares held in your 401(k) Plan account will not be voted.

This year’s Annual Meeting will be held entirely online due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our TSMs, directors and stockholders. Stockholders of record as of the record date will be able to attend and participate in the Annual Meeting online by accessing www.virtualshareholdermeeting.com/HSIC2021. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on your Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials). In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than May 11, 2021, so that you can be provided with a control number and gain access to the meeting. Stockholders may vote electronically and submit questions online while attending the Annual Meeting.

The live audio webcast of the Annual Meeting will begin promptly at 10:00 a.m., Eastern Daylight Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time. If you encounter any difficulties accessing the online Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the online Annual Meeting log in page at www.virtualshareholdermeeting.com/HSIC2021.

To submit questions during the meeting, stockholders may log into the virtual meeting website with their 16-digit control number, type the question into the “Submit a Question” field, and click submit. Only stockholders with a valid control number will be allowed to ask questions. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will respond directly to that stockholder using the contact information provided. We may also provide written responses to certain stockholder questions that we were unable to answer during the meeting on our “Investors” page on our website following the Annual Meeting.

To vote your shares at the Annual Meeting online, please visit www.virtualshareholdermeeting.com/HSIC2021 and enter the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy in advance of the Annual Meeting as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

To vote your shares without attending the Annual Meeting online or in advance of the Annual Meeting, please follow the instructions for Internet or telephone voting contained in the Notice Regarding the Availability of Proxy Materials. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting online. If you are a stockholder of record, you may vote by submitting a proxy electronically via the Internet, by telephone, or if you have requested a paper copy of these proxy materials, by returning the proxy card or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Whether or not you are able to attend the virtual Annual Meeting online, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy or voting instructions when properly completed. In the event no directions are specified, such proxies and voting instructions will be voted “FOR” the nominees for election to the Board of Directors, “FOR” the say-on-pay proposal and “FOR” the ratification of BDO USA, LLP (“BDO USA”) as the Company’s independent registered public accountants for the fiscal year ending December 25, 2021 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting.

You may revoke or change your proxy or voting instructions at any time before the Annual Meeting. You may automatically revoke your proxy by attending the Annual Meeting and voting online at the meeting. Attending the Annual Meeting online without voting at such meeting will not in and of itself constitute revocation of a proxy. To revoke your voting instructions, you may also submit new voting instructions to your broker, trustee or nominee. Another means to revoke your proxy or change your proxy or voting instructions is to send a written notice via email to investor@henryschein.com before the beginning of the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has approved the sixteen persons named below as nominees for election at the Annual Meeting to serve as directors until the 2022 Annual Meeting of Stockholders and until their successors are elected and qualified. Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Any executed proxies returned to the Company will be voted for the election of all of such persons except to the extent instructed otherwise with respect to one or more of such persons. In accordance with the Company’s director retirement policy (as described herein), Paul Brons will retire from the Board of Directors immediately following the Annual Meeting. Additionally, on February 4, 2021, Shira Goodman informed the Company of her intent not to stand for reelection as a director at the Annual Meeting. All of the nominees for director currently serve as directors and were elected by the stockholders at the 2020 Annual Meeting of Stockholders to serve as a director, except for Mohamad Ali and Deborah Derby, each of whom was appointed as a director by the Board of Directors on February 9, 2021, upon the recommendation of the Nominating and Governance Committee, and Dr. Reed V. Tuckson, who was nominated by the Board of Directors to serve as a director, upon recommendation of the Nominating and Governance Committee. All of the nominees have consented to be named and, if elected, to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. Set forth below is certain information, as of March 18, 2021, concerning the nominees:

Name	Age	Position
Mohamad Ali	50	Director
Barry J. Alperin	80	Director
Gerald A. Benjamin	68	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	71	Chairman, Chief Executive Officer, Director
James P. Breslawski	67	Vice Chairman, President, Director
Deborah Derby	57	Director
Joseph L. Herring	65	Director
Kurt P. Kuehn	66	Director
Philip A. Laskawy	79	Director
Anne H. Margulies	65	Director
Mark E. Mlotek	65	Executive Vice President, Chief Strategic Officer, Director
Steven Paladino	63	Executive Vice President, Chief Financial Officer, Director
Carol Raphael	78	Director
E. Dianne Rekow, DDS, Ph.D.	76	Director
Bradley T. Sheares, Ph.D.	64	Director
Reed V. Tuckson, M.D., FACP	70	Director Nominee

MOHAMAD ALI has been a director since February 2021. Mr. Ali currently serves as Chief Executive Officer of International Data Group, Inc., a technology media, events, and research company, and is a member of its board of directors. Prior to that, from 2014 until July 2019, Mr. Ali served as President and Chief Executive Officer of Carbonite, Inc., a provider of SaaS security and data protection for businesses and individuals. Prior to Carbonite, Mr. Ali served as Chief Strategy Officer of HP Inc., from 2012 through 2014, where he played a pivotal role in the company’s turnaround and led the decision process to split HP into two companies. He also served as President of Avaya, Inc. from 2009 until 2012 and held various executive roles at IBM Corporation from 1996 until 2009. Mr. Ali brings to the Company’s Board of Directors extensive experience successfully growing and leading technology companies through strategic transformations. Additionally, the Board values Mr. Ali’s experience with initiatives relating to social, ethical, and environmental responsibility in the global supply chain. Mr. Ali was named 2018 CEO of the Year by the Massachusetts Technology Leadership Council, and was a member of the 2018 Public Board of the Year named by the National Association of Corporate Directors, New England Chapter. He was also named one of the 100 Most Influential People in Boston by Boston Magazine in 2018, a recipient of Mass High Tech Magazine’s 2011 MHT All-Stars Awards, named one of Boston Business Journal’s “40 Under 40” in 2008, and a finalist in the 1988 Westinghouse Science Talent Search. Mr. Ali currently serves on the board of directors of Oxfam America, a global organization working to help impoverished communities, tackle climate justice, gender justice and inequities in the food chain, and provide disaster relief. Additionally, Mr. Ali currently serves as the lead director on the board of directors of iRobot Corporation (and is a member of its nominating and corporate governance committee). During the past five years, Mr. Ali served on the board of directors of Carbonite, Inc. and City National Bank.

BARRY J. ALPERIN has been a director since 1996. Mr. Alperin, who is retired, served as Vice Chairman of Hasbro, Inc. from 1990 through 1995, as Co-Chief Operating Officer of Hasbro from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro from 1985 through 1989. He was a director of Hasbro from 1985 through 1996. Prior to joining Hasbro, Mr. Alperin practiced law in New York City for 20 years, dealing with corporate, public and private financial transactions, corporate mergers and acquisitions, compensation issues and securities law matters. The Company values Mr. Alperin’s financial expertise and his extensive experience in corporate and securities laws and corporate governance matters. Additionally, as the Company continues to grow through strategic acquisitions, the Board of Directors values Mr. Alperin’s experience leading Hasbro’s mergers and acquisitions and global expansion efforts. Mr. Alperin currently serves as a director of: Jefferies Financial Group, Inc. (formerly known as Leucadia National Corporation), a diversified financial services company engaged in investment banking, capital markets, asset management and principal investing (and is Chair of its ESG oversight committee, a member of its audit committee, compensation committee, nominating and corporate governance committee and valuation oversight committee); and Jefferies Group LLC, a full service global investment banking firm (and is a member of its audit committee, compensation committee and corporate governance and nominating committee). Mr. Alperin is also a director of Weeks Marine, Inc., a privately held marine construction company. He currently serves as a trustee of The Caramoor Center for Music and the Arts (and a member of its executive committee), President Emeritus and a Life Trustee of The Jewish Museum in New York City and is a past President of the New York Chapter of the American Jewish Committee where he also served as Chair of the audit committee of the national organization. During the past five years, Mr. Alperin served as a director of Fiesta Restaurant Group, Inc.

GERALD A. BENJAMIN has been with the Company since 1988, in his current position as Executive Vice President and Chief Administrative Officer since 2000 and a director since 1994. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Benjamin was Senior Vice President of Administration and Customer Satisfaction from 1993 to 2000. Mr. Benjamin was Vice President of Distribution Operations from 1990 to 1992 and Director of Materials Management from 1988 to 1990. Before joining the Company in 1988, Mr. Benjamin was employed for 12 years at Estée Lauder, Inc. in various management positions, where his last position was Director of Materials Planning and Control. Mr. Benjamin brings experience to the Company’s Board of Directors in the areas of global services, human resources, operations and leadership. Mr. Benjamin directs our Global Services functions in North America, South America, Europe, Asia, Australia and New Zealand. These functions include all aspects of the supply chain (distribution, inventory management and transportation for over 3.5 million square feet of distribution space), human resources (for more than 19,000 Team Schein Members in 31 countries), information services, customer services, security and financial operations. Mr. Benjamin is also a member of the board of directors of the Henry Schein Cares Foundation, Inc.

STANLEY M. BERGMAN has been with the Company since 1980, including as Chairman and Chief Executive Officer since 1989 and as a director since 1982. He is also a member of our Executive Management Committee. Mr. Bergman held the position of President of the Company from 1989 to 2005. Mr. Bergman held the position of Executive Vice President from 1985 to 1989 and Vice President of Finance and Administration from 1980 to 1985. Mr. Bergman brings to the Company’s Board of Directors management and leadership experience. Mr. Bergman is a well-known, highly regarded leader in the global health care industry. He has expansive knowledge of the health care industry and macro-economic global conditions, maintains strategic relationships with chief executives and other senior management in the health care industry throughout the world and brings a unique and valuable perspective to the Board of Directors. During his tenure, Mr. Bergman has led the Company from sales of approximately $600 million in 1995 to approximately $10.1 billion in 2020. Mr. Bergman serves as a board member or advisor for numerous institutions, including New York University College of Dentistry, the University of Pennsylvania School of Dental Medicine, the Columbia University Medical Center, Hebrew University, Tel Aviv University, the University of the Witwatersrand Fund, the World Economic Forum’s Health Care Governors and the Business Council for International Understanding. Mr. Bergman is Co-Chairman of the board of directors of the Henry Schein Cares Foundation, Inc. Mr. Bergman is also a member of the boards of numerous other charitable organizations and active with philanthropic causes and social responsibility activities. Mr. Bergman is a Certified Public Accountant.

JAMES P. BRESLAWSKI has been with the Company since 1980, in his current position as Vice Chairman since 2018, President since 2005 and as a director since 1992. He is also a member of our Executive Management Committee. Mr. Breslawski held the position of Chief Executive Officer of our Global Dental Group from 2005 to 2018. He also held the position of Executive Vice President and President of U.S. Dental from 1990 to 2005, with primary responsibility for the North American Dental Group. Between 1980 and 1990, Mr. Breslawski held various positions with us, including Chief Financial Officer, Vice President of Finance and Administration and Corporate Controller. Mr. Breslawski partners with our senior leadership team to address corporate and strategic priorities. Mr. Breslawski brings to the Company’s Board of Directors management and leadership experience. The Board of Directors is aided by Mr. Breslawski’s understanding of the health care business and his keen business acumen, leadership ability and interpersonal skills. Mr. Breslawski has served as Chairman of the board of directors of the American Dental Trade Association, Chairman of the board of directors of the Dental Trade Alliance Foundation and President of the Dental Dealers of America. He is also a former member of the Leadership Council, School of Dental Medicine at Harvard University, a former board member of the Dental Life Network (formerly the National Foundation of Dentistry for the Handicapped), a former member of the Board of Governors for St. John’s University and a former trustee of Long Island University. Mr. Breslawski is a member of the board of directors of the Henry Schein Cares Foundation, Inc. Mr. Breslawski is also a Certified Public Accountant.

DEBORAH DERBY has been a director since February 2021. From 2016 until June 2020, Ms. Derby served as President of Horizon Group USA, Inc., a wholesaler of arts and crafts components. Prior to that, Ms. Derby had a 15-year career at Toys “R” Us,

Inc., rising to the position of President of Babies “R” Us and, ultimately, Vice Chairman of Toys “R” Us, Inc. from 2013 until 2015. Before joining Toys “R” Us, Ms. Derby practiced corporate and employment law at Whirlpool Corporation and a large law firm in Michigan. Ms. Derby brings to the Company’s Board of Directors considerable experience across a wide range of industries and markets, and particular expertise in human resources, compensation and supply chain risk management. Ms. Derby currently serves on the board of directors of Carrols Restaurant Group, Inc. (and is a member of its compensation committee). During the past five years, Ms. Derby served on the board of directors of Vitamin Shoppe, Inc.

JOSEPH L. HERRING has been a director since 2016. From 2005 to 2015, Mr. Herring served as Chief Executive Officer of Covance Inc., a drug development services company, and as Chairman of the board of directors of Covance from 2006 until its acquisition by Laboratory Corporation of America, Inc. in 2015. Mr. Herring previously served in several executive roles with Covance, including President and Chief Operating Officer, President of Early Development Services and Corporate Vice President and General Manager for its North American Preclinical Operations. Prior to joining Covance, Mr. Herring held a variety of senior leadership positions with Caremark International and American Hospital Supply Corporation over the course of his 19 years with the combined companies. The Company’s Board of Directors values Mr. Herring’s more than 35 years of experience in the healthcare industry. Mr. Herring also brings to the Company’s Board of Directors comprehensive knowledge in pharmaceuticals, management, sales and corporate governance matters. Mr. Herring formerly served on the nonprofit board for University Medical Center of Princeton and on the board of the Association of Clinical Research Organizations, of which he served as Chairman. During the past five years, Mr. Herring served as a director of Team Health Holdings Inc.

KURT P. KUEHN has been a director since 2016. He is also a member of our Technology Advisory Board. Mr. Kuehn was Chief Financial Officer of United Parcel Service, Inc. (“UPS”), a global leader in logistics, from 2008 until 2015. Prior to his appointment as CFO, Mr. Kuehn was Senior Vice President Worldwide Sales and Marketing, leading the transformation of the sales organization to improve the global customer experience. Mr. Kuehn was UPS’ first Vice President of Investor Relations, taking the company public in 1999 in one of the largest IPOs in U.S. history. Since he joined UPS as a driver in 1977, Mr. Kuehn’s UPS career included leadership roles in sales and marketing, engineering, operations and strategic cost planning. He was also a member of UPS’ corporate sustainability steering committee, sponsored UPS’ first sustainability report and supported the sustainability activities of UPS for over 10 years. Mr. Kuehn brings to the Company’s Board of Directors extensive experience with distribution logistics, and as the CFO of UPS for eight years, comprehensive knowledge in corporate finance and accounting. Additionally, the Board of Directors values Mr. Kuehn’s insights in strategic cost planning and the needs of global customers, as well as his strategic sustainability and environmental, social and governance experience. Mr. Kuehn was awarded the 2015 E3 Lifetime Service Award for sustainability support by the Metro Atlanta Chamber and the 2013 C.K. Prahalad Award for Global Business Sustainability Leadership from the Corporate Eco Forum. Additionally, Mr. Kuehn has published several articles on sustainability in various journals including co-authoring an article on the financial case for sustainability titled Sustainability a CFO Can Love (published in the Harvard Business Review). Mr. Kuehn is a director of LocatorX, a private technology company. Mr. Kuehn is currently an active member of the Standards Board of the Sustainability Accounting Standards Board (SASB). During the past five years, Mr. Kuehn served as a director of NCR Corporation.

PHILIP A. LASKAWY has been a director since 2002 and has served as our Lead Director since 2012. Mr. Laskawy joined the accounting firm of Ernst & Young LLP (now known as EY LLP) in 1961 and served as a partner in the firm from 1971 to 2001, when he retired. Mr. Laskawy served in various senior management positions at Ernst & Young, including Chairman and Chief Executive Officer, to which he was appointed in 1994. He also led, and advised on, workplace policies and flexibility practices at Ernst & Young to meet the needs of a diverse workforce, with a focus on women’s retention initiatives. Mr. Laskawy currently serves as Chairman of the board of directors of Covetrus, Inc. (and is a member of its nominating and governance committee). He is also a member of the board of directors of Lazard Ltd. (and is Chairman of its audit committee and is a member of its compensation committee) and Loews Corporation (and is a member of its audit committee). As a Certified Public Accountant with over 50 years of experience, Mr. Laskawy brings to the Company’s Board of Directors exceptional skills in corporate finance and accounting, corporate governance, compliance, disclosure and international business conduct. Mr. Laskawy served on the American Institute of Certified Public Accountants to review and update rules regarding auditor independence. In 2006 and 2007, he served as Chairman and Vice Chairman of the International Accounting Standards Committee Foundation, which was created by the Securities and Exchange Commission and sets accounting standards in more than 100 countries, and he served as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. Mr. Laskawy is the former Non-Executive Chairman of Federal National Mortgage Association (Fannie Mae).

ANNE H. MARGULIES has been a director since 2018. She is also a member of our Technology Advisory Board. Ms. Margulies has been the Vice President and Chief Information Officer for Harvard University since 2010. She is responsible for information technology strategy, policies and services for the university. Prior to that, she was the Assistant Secretary for Information Technology and Chief Information Officer for the Commonwealth of Massachusetts from 2007 to 2010, responsible for the strategy, policies and overall management of information technology across the state’s government. With information technology playing an increasingly important role in the Company’s business, the Board of Directors values Ms. Margulies’ more than 35 years of information technology expertise (including cybersecurity) and strategic information technology leadership. Ms. Margulies has been a member of the Massachusetts Technology Collaborative Board since 2012. In 2015, Ms. Margulies was named 2015 Boston CIO Leader of the Year by the Boston Business Journal along with the Boston CIO Leadership Association, in 2017, she was named by IDG Enterprises to the 2017 CIO Hall of Fame in CIO Magazine, and in 2019, she was awarded an honorary Doctorate in engineering from the Universitat Politecnica de Valencia.

MARK E. MLOTEK has been with the Company since 1994, in his current position as Executive Vice President and Chief Strategic Officer since 2012 and as a director since 1995. He is also a member of our Executive Management Committee. Mr. Mlotek was Senior Vice President and subsequently Executive Vice President of the Corporate Business Development Group between 2000 and 2012. Prior to that, Mr. Mlotek was Vice President, General Counsel and Secretary from 1994 to 1999. Prior to joining the Company, from 1989 to 1994, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, the Company’s principal law firm and one of the largest firms in the nation, specializing in mergers and acquisitions, corporate reorganizations and tax law. As the Company continues to grow through strategic acquisitions, the Board of Directors values Mr. Mlotek’s extensive legal, merger and acquisition and business development experience as well as his drive for innovation and his entrepreneurial spirit. Mr. Mlotek also manages the Company’s global strategic planning function.

STEVEN PALADINO has been with the Company since 1987, in his current position as Executive Vice President and Chief Financial Officer since 2000 and as a director since 1992. He is also a member of our Executive Management Committee. Prior to holding his current position, from 1993 to 2000, Mr. Paladino was Senior Vice President and Chief Financial Officer, from 1990 to 1992, he served as Vice President and Treasurer and, from 1987 to 1990, he served as Corporate Controller. Before joining us, Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO Seidman LLP (now known as BDO USA, LLP). Mr. Paladino brings to the Company’s Board of Directors extensive financial, accounting and industry expertise and a strong, credible reputation within the financial industry. Mr. Paladino’s responsibilities with the Company include the corporate oversight and strategic direction of business units as well as direct responsibility for corporate financial services. These corporate financial services include financial reporting, financial planning, treasury, investor relations, internal audit and taxation. Mr. Paladino also has responsibility for Henry Schein Financial Services (which provides financial business solutions to our customers) and also works with the Corporate Business Development Group on mergers and acquisition activities. Mr. Paladino’s skills in corporate finance and accounting, the depth and breadth of his exposure to complex financial issues and his long-standing relationships with the financial community are valued by the Board of Directors. Mr. Paladino is a member of the board of directors of the Henry Schein Cares Foundation, Inc. Mr. Paladino also currently serves on the board of directors of MSC Industrial Direct Co., Inc. (and is Chair of its nominating/corporate governance committee and a member of its audit committee and compensation committee) and Covetrus, Inc.

CAROL RAPHAEL has been a director since 2012. Ms. Raphael currently serves as a Senior Advisor for Manatt Health Solutions, the interdisciplinary policy and business advisory division of Manatt, Phelps & Phillips, L.L.P., a leading law firm in the United States. Ms. Raphael served as the President and Chief Executive Officer of the Visiting Nurse Service of New York from 1989 to 2011. Prior to the Visiting Nurse Service of New York, Ms. Raphael held executive positions at Mt. Sinai Medical Center and in New York City government. Ms. Raphael served on the Federal Bipartisan Commission on Long Term Care, the Medicare Payment Advisory Commission (MedPAC), the New York State Medicaid Redesign Team and was an Advanced Leadership Fellow at Harvard University. She is the Chair of the board of the Long Term Quality Alliance and a board member of the New York eHealth Collaborative, which is implementing a statewide, standardized platform for the exchange of health information. She also was the Chair of the national AARP board and co-chaired the West Health Advisory Council on Emergency Department to Home-Based Healthcare. As a nationally recognized industry leader, Ms. Raphael brings to the Company’s Board of Directors extensive knowledge and experience in health policy, economics, management, clinical services, home healthcare, occupational health and safety and new models of integrated care (particularly for chronically ill and long term care populations). Ms. Raphael’s strategic insights into the health care needs of an aging population and her invaluable experience advancing the adoption of health information technology is valued by the Company, especially in connection with its strategic plan for growth and innovative solutions. Ms. Raphael currently serves on several non-profit boards including: the Primary Care Development Corporation; the Medicare Rights Center; the SCAN Foundation; the Commonwealth Care Alliance; and the Kaiser Permanente School of Medicine. Ms. Raphael is also a member of several advisory boards, including the Harvard T.H. Chan School of Public Health’s Policy and Management Executive Council, the New York City Age-Friendly Commission, the New York State Quality Advisory Committee and Honor Technology, Inc.’s Advisory Board. Ms. Raphael co-edited the book “Home Based Care for a New Century,” was a Visiting Fellow at the King’s Fund in the United Kingdom and was listed in Crain’s New York Business 50 Most Powerful Women in 2009. Ms. Raphael is currently a member of The RAND Corporation’s RAND Health Advisory Board.

E. DIANNE REKOW, DDS, PH.D. has been a director since 2014. Dr. Rekow is Professor Emirates and Fellow at King’s College London, where she previously served as Executive Dean of its Dental Institute and Professor of Orthodontics (from 2012 through 2016). From 2002 to 2012, Dr. Rekow was a Professor of Orthodontics at New York University (NYU), during which time she was Senior Vice Provost of Engineering Technology at NYU (from 2008 to 2012) and was Provost of Polytechnic Institute of NYU (from 2009 to 2012). Dr. Rekow has been President of both the International Association for Dental Research and the American Association of Dental Research. In 2012, she was elected to the Faculty of Dental Surgery of the Royal College of Surgeons (England). Dr. Rekow is an internationally known authority on the performance of new materials and products for use in aesthetic and restorative dentistry and was one of the early pioneers in digital dentistry, capitalizing on her engineering education and industry experience. Dr. Rekow’s team has also carried out research into the use of bio-engineered tissue to facilitate bone replacement in people who have been disfigured by disease or developmental defects. Dr. Rekow holds a number of patents in the dental field and is the author of, or contributor to, more than one hundred publications. Dr. Rekow brings to the Company’s Board of Directors extensive experience in health and safety for those in the dental workplace, dental product development and knowledge of innovative clinical dental practices. Additionally, the Board of Directors values Dr. Rekow’s insights into the needs of future dental practitioners and the global dental industry.

BRADLEY T. SHEARES, PH.D. has been a director since 2010. Dr. Sheares served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, from 2001 until 2006, Dr. Sheares served as President of U.S. Human Health for Merck & Co. As a member of Merck’s management committee, Dr. Sheares had responsibility for formulating global business strategies, operations management and the development and implementation of corporate policies. As the former Chief Executive Officer of Reliant Pharmaceuticals and with 20 years in the pharmaceutical industry, Dr. Sheares brings to the Company’s Board of Directors extensive health care knowledge and experience in sales, marketing, brand management, research and development, complex regulatory and legal issues, risk management (including supply chain risk management) and mergers and acquisitions. As a director of other public companies, Dr. Sheares has been involved in succession planning, compensation, employee management and the evaluation of acquisition opportunities. Dr. Sheares is the Board of Directors’ lead for the Company’s Diversity and Inclusion Council. During the past five years, Dr. Sheares served as a director of Honeywell International, Inc. and The Progressive Corporation.

REED V. TUCKSON, M.D., FACP was nominated by the Board of Directors for election as a director at the Annual Meeting following recommendation by the Nominating and Governance Committee. Since 2014, Dr. Tuckson has served as Managing Director of Tuckson Health Connections, LLC, a private health and medical care consulting business. He is also the Founder and Convener of the Black Coalition Against COVID-19. Prior to Tuckson Health Connections, Dr. Tuckson enjoyed a long tenure as Executive Vice President and Chief of Medical Affairs of United Health Group from 2006 until 2014. Dr. Tuckson previously served as Senior Vice President, Professional Standards of the American Medical Association, Commissioner of Public Health for the District of Columbia, Senior Vice President of the March of Dimes Birth Defects Foundation and President of the Charles R. Drew University of Medicine and Science. Additionally, he has been appointed to leadership roles at the National Academy of Medicine, and has been a member of numerous federal advisory committees and corporate, non-profit and academic boards, including his current service on the board of trustees of Howard University, where he serves as Chair of the Health Sciences Committee. The Board values Dr. Tuckson’s more than 35 years of experience as a healthcare professional, his recognition as a leader in his field and his engagement in nearly every sector of the health and medical care industries. Dr. Tuckson was recognized several times as one of the “50 Most Influential Physician Executives” by Modern Healthcare Magazine, named as one of the “100 Most Powerful Executives in Corporate America” by Black Enterprise Magazine in 2009, and as “Washingtonian of the Year” by Washingtonian Magazine in 1998. He is also the author of “The Doctor in the Mirror,” an ongoing book and online senior patient activation and education project. Dr. Tuckson currently serves on the board of directors of CTI BioPharma Corp., a corporation concerned with the development of cancer pharmaceuticals (and is Chair of its nominating and governance committee and a member of its audit committee). He also serves on the board of directors of Adverum Biotechnologies, Inc., a clinical-stage gene therapy company targeting unmet medical needs in ocular and rare diseases. During the past five years, Dr. Tuckson served as a director of LifePoint Health, Inc.

Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

During the fiscal year ended December 26, 2020 (“fiscal 2020”), the Board of Directors held nine meetings. The Board of Directors has the following committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; Strategic Advisory Committee; and Regulatory, Compliance and Cybersecurity Committee. During fiscal 2020, (i) the Audit Committee held eight meetings, (ii) the Compensation Committee held nine meetings, (iii) the Nominating and Governance Committee held two meetings, (iv) the Strategic Advisory Committee held four meetings and (v) the Regulatory, Compliance and Cybersecurity Committee held four meetings. Additionally, one joint meeting of the Audit Committee, Strategic Advisory Committee and Nominating and Governance Committee was held in fiscal 2020. During fiscal 2020, each director attended 100% of the meetings of the Board of Directors and at least 75% of the meetings of the Board of Directors and committees on which such directors served. Each of the committees of the Board of Directors acts pursuant to a separate written charter adopted by the Board of Directors.

Independent Directors

The Board of Directors has affirmatively determined that Messrs. Ali, Alperin, Brons, Herring, Kuehn and Laskawy, Mses. Derby, Goodman, Margulies and Raphael and Drs. Rekow, Sheares and Tuckson are “independent,” as defined under Rule 5605(a)(2) of The Nasdaq Stock Market (“Nasdaq”).

The Company’s independent directors, as defined under Nasdaq’s Rule 5605(a)(2), meet at regularly scheduled executive sessions without members of Company management present.

Audit Committee

The Audit Committee currently consists of Messrs. Kuehn (Chairperson), Alperin and Laskawy and Ms. Margulies. All of the members of the Audit Committee are independent directors as defined under Nasdaq’s Rules 5605(a)(2) and 5605(c)(2)(A). The Board of Directors has determined that each of Messrs. Kuehn, Alperin and Laskawy is an “audit committee financial expert,” as defined under the rules of the SEC and, as such, each satisfy the requirements of Nasdaq’s Rule 5605(c)(2)(A). The Audit Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Audit Committee is to assist the Board of Directors by overseeing the Company’s accounting and financial reporting processes and the audits and integrity of the Company’s financial statements. In addition to overseeing those aspects of risk management and legal and regulatory compliance monitoring processes which may impact the Company’s financial reporting (including financial accounting and reporting risks, as well as cybersecurity risks), the Audit Committee reviews conflict of interest and related party transactions. The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) our audits and (iii) the integrity of our financial statements on behalf of the Board of Directors, including the review of our consolidated financial statements and the adequacy of our internal controls. In fulfilling its responsibility, the Audit Committee has direct and sole responsibility, subject to stockholder approval, for the appointment, compensation, oversight and termination of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The Audit Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities. The Audit Committee meets at least four times each year and periodically meets separately with management, internal auditors and the independent registered public accounting firm to discuss the results of their audit or review of the Company’s consolidated financial statements, their evaluation of our internal controls, the overall quality of the Company’s financial reporting, our critical accounting policies and to review and approve any related party transactions (as defined by applicable regulations). We maintain procedures for the receipt, retention and the handling of complaints, which the Audit Committee established.

Compensation Committee

The Compensation Committee currently consists of Messrs. Alperin (Chairperson) and Herring, Ms. Derby and Dr. Sheares. All of the members of the Compensation Committee are independent directors as defined under Nasdaq’s Rules 5605(a)(2) and 5605(d)(2)(A), and “non-employee directors” as defined under the SEC’s rules. The Compensation Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Compensation Committee is to evaluate and approve the Company’s compensation and benefit plans, policies and programs. The Compensation Committee reviews and approves (i) all incentive and equity-based compensation plans in which officers, employees, directors or other service providers may participate, (ii) the Company’s employee and executive benefits plans, and all related policies, programs and practices and (iii) arrangements with executive officers relating to their employment relationships with the Company, including, without limitation, employment agreements, severance agreements, supplemental pension or savings arrangements, change in control agreements and restrictive covenants. In addition, the Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation and benefit plans, policies and programs. The Compensation Committee is also responsible, as delegated by the Board of Directors, for reviewing and approving the compensation philosophy, strategy, program design, and administrative practices to align with, and support the Company’s operating and financial objectives and the financial interests of the Company’s stockholders. The Compensation Committee also plays a role in oversight of decisions related to the human capital element of our environmental, social and governance (“ESG”) initiatives in relation to our TSMs. In 2020, the Compensation Committee oversaw critical human capital management issues posed by the COVID-19 pandemic, including, without limitation, reviewing the appropriateness of changes to the Company’s compensation programs to determine performance incentive payouts.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”). Pearl Meyer has also assisted the Compensation Committee with several special projects, including advice on director compensation and, in 2020, the structure of the Company’s compensation programs in light of the COVID-19 pandemic. Pearl Meyer does no other work for the Company.

The Compensation Committee retains Pearl Meyer directly, and Pearl Meyer reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, Pearl Meyer may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, Pearl Meyer may seek input and feedback from Company management regarding Pearl Meyer’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm Pearl Meyer’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from Pearl Meyer, annually reviews competitive compensation data prepared by Willis Towers Watson, a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Laskawy (Chairperson) and Alperin, Dr. Sheares and Ms. Goodman. All of the members of the Nominating and Governance Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Nominating and Governance Committee operates under a charter available on the Company’s Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Nominating and Governance Committee is to assist the Board of Directors by identifying individuals qualified to become Board of Directors members, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, determine the criteria for selecting new directors and oversee the evaluation of the Board of Directors. The Nominating and Governance Committee reviews and reassesses our governance procedures and practices and recommends any proposed changes to the Board of Directors for its consideration. The Nominating and Governance Committee also reviews and assesses the structure and performance of the Company’s ESG activities to advance the interests of the Company’s stakeholders. The management of ESG and sustainability matters is supported by the Sustainability Committee, a cross-functional team of senior management that reviews the Company’s progress regularly. To reflect the increasing strategic importance of sustainability for the Company, the Company’s Vice President of Corporate Social Responsibility (“CSR”), with the assistance of the Sustainability Committee, coordinates the Company-wide ESG activities and reports progress to the Nominating and Governance Committee. These matters include policies, targets and external reporting, as well as activities linked to the Company’s climate response such as greenhouse gas emissions and energy consumption, environmental leadership, supply chain sustainability (including collaboration with the Company’s strategic suppliers to jointly reduce the footprint of the supply chain), community resilience and the safety, diversity and engagement of Team Schein Members. ESG and sustainability matters are reported to the Board of Directors on at least an annual basis. Additionally, the Company has published a CSR Report annually since 2014.

The Nominating and Governance Committee will consider for nomination to the Board of Directors candidates suggested by stockholders, provided that such recommendations are delivered to the Company in the manner described under “Stockholder Communications” below, together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals. Our policy is to consider nominations to the Board of Directors from stockholders who comply with the procedures set forth in the Company’s Second Amended and Restated By-laws for nominations at the Company’s Annual Meeting of Stockholders and to consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources. To date, we have not received any recommendations from stockholders requesting that the Nominating and Governance Committee consider a candidate for inclusion among the committee’s slate of nominees in the Company’s proxy statement.

In evaluating director nominees, the Nominating and Governance Committee currently considers the following factors:

•	the needs of the Company with respect to the particular talents, expertise and diversity of its directors;

•

the knowledge, skills, reputation and experience of nominees, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	familiarity with businesses similar or analogous to the Company;

•	experience with accounting rules and practices, and corporate governance principles; and

•	experience and expertise related to economic, environmental and social matters.

The Nominating and Governance Committee, in accordance with its charter, seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of not only skills and experience, but also diversity in gender, race, ethnicity, culture and geography. The Nominating and Governance Committee assesses the effectiveness of its diversity and other policies by annually reviewing the nominees for director to the Company’s Board of Directors to determine if such nominees satisfy the Company’s then-current needs. The Nominating and Governance Committee may also consider such other factors that it deems are in the best interests of the Company and its stockholders. The Nominating and Governance Committee determined that the nominees for election at the Annual Meeting to serve as directors satisfy the Company’s current needs as well as regulatory requirements.

The Nominating and Governance Committee identifies nominees by evaluating the current members of the Board of Directors willing and eligible to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing and eligible to continue in service are considered for a recommendation to re-nominate, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the Board of Directors suggestions as to individuals that meet the criteria. In addition, the Nominating and Governance Committee has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees.

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Nominating and Governance Committee evaluates the performance of the Board of Directors as a whole. The evaluation process, which occurs at least annually, includes a survey of the individual views of all directors, which are then shared with the full Board of Directors. In addition, each of the committees of the Board of Directors performs a similar annual self-evaluation.

Strategic Advisory Committee

The Strategic Advisory Committee currently consists of Dr. Sheares (Chairperson) and Rekow, Messrs. Ali, Brons and Herring, and Mses. Goodman and Raphael. All of the current members of the Strategic Advisory Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Strategic Advisory Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Strategic Advisory Committee is to provide advice to the Board of Directors and to our management regarding the monitoring and implementation of our corporate strategic plan, as well as general strategic planning.

Regulatory, Compliance and Cybersecurity Committee

The Regulatory, Compliance and Cybersecurity Committee currently consists of Messrs. Herring (Chairperson) and Kuehn, and Mses. Margulies and Raphael. All of the current members of the Regulatory, Compliance and Cybersecurity Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Regulatory, Compliance and Cybersecurity Committee operates under a charter available on the Company’s Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Regulatory, Compliance and Cybersecurity Committee is to assist the Board of Directors by providing guidance to, and oversight of, the Company’s senior management responsible for assessing and managing Company-wide regulatory, corporate compliance and cybersecurity risk management programs. The primary responsibilities of the Regulatory, Compliance and Cybersecurity Committee are to (i) serve as a sounding board for the strategic decisions, issues, challenges and opportunities relating thereto, (ii) provide expertise to guide assessment and monitoring of Company-wide regulatory, corporate compliance and cybersecurity risk management budgeting, spending and capital investment, (iii) monitor progress and status of the Company’s regulatory, corporate compliance and cybersecurity risk management programs, (iv) review and evaluate major regulatory, corporate compliance and cybersecurity risk management initiatives to identify emerging and future opportunities for synergy or to leverage regulatory, corporate compliance and cybersecurity risk management investments more effectively and cost efficiently, (v) report to the Audit Committee on regulatory, corporate compliance and cybersecurity risk management matters reviewed by the Regulatory, Compliance and Cybersecurity Committee that may impact the Company’s financial reporting and (vi) be generally available to, and communicate with, the Company’s senior management, and to inform the Board of Directors in the areas described above.

Board of Directors’ Leadership Structure

Since 1989, the Company has employed a traditional board leadership model, with our Chief Executive Officer also serving as Chairman of our Board of Directors. We believe this traditional leadership structure benefits our Company. A combined Chairman/CEO role helps provide strong, unified leadership for our management team and Board of Directors. Our customers, stockholders, suppliers and other business partners have always viewed our Chairman/CEO as a visionary leader in our industry, and we believe that having a single leader for the Company is good for our business.

We also believe that strong, independent Board of Director leadership is a critical aspect of effective corporate governance. Accordingly, in 2012, the Board of Directors amended the Company’s Corporate Governance Guidelines and designated Mr. Laskawy to serve as Lead Director. As specified in our Corporate Governance Guidelines the role and duties of the Lead Director include:

•	presiding at all executive sessions of the independent directors and calling meetings of the independent directors;

•	acting as a liaison among the members of the Board of Directors, Chief Executive Officer and management;

•	coordinating information sent to the Board of Directors;

•	coordinating meeting agendas and schedules for the Board of Directors to assure that there is sufficient time for discussion of all agenda items;

•	conferring with the Chief Executive Officer, as appropriate; and

•	being available for consultation with our stockholders, as appropriate.

(See “Corporate Governance Guidelines” set forth below.)

We believe that a single leader serving as Chairman and Chief Executive Officer, together with an experienced Lead Director, is the best governance model for our Company and our stockholders.

Our Board of Directors’ committees, each with a separate Chairperson, are the: Audit Committee; Compensation Committee; Nominating and Governance Committee; Strategic Advisory Committee; and Regulatory, Compliance and Cybersecurity Committee. Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee is comprised solely of independent directors, and each of the Strategic Advisory Committee and Regulatory, Compliance and Cybersecurity Committee is currently comprised solely of independent directors.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. The atmosphere of our Board of Directors is collegial, all members are well engaged in their responsibilities, and all members express their views and consider the opinions expressed by other directors. We do not believe that appointing an independent Board Chairman would improve the performance of the Board of Directors.

The Board of Directors is responsible for selecting the Chairman/CEO. The Chairman/CEO establishes the agenda for each meeting of the Board of Directors (in coordination with the Chairperson of the Nominating and Governance Committee/Lead Director) and presides at Board of Directors’ and stockholders’ meetings. The Chairperson of the Nominating and Governance Committee/Lead Director takes input from the other independent directors when setting the agenda for the independent sessions.

On an annual basis, as part of our governance review and succession planning, the Nominating and Governance Committee evaluates our leadership structure to ensure that it remains the optimal structure for our Company and our stockholders. We recognize that different board of directors’ leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. We believe our current leadership structure—where our Chief Executive Officer serves as Chairman of the Board of Directors, our Board of Directors is comprised of experienced independent directors, including a Lead Director, our Board of Directors’ committees are comprised solely of independent directors and our independent directors hold regular meetings in executive session—is most appropriate and remains the optimal structure for our Company and our stockholders and has contributed to our Company’s compounded growth rates for sales and net income since becoming a public company in 1995.

Board of Directors’ Role in Oversight of Risk

Risk oversight is provided by a combination of our full Board of Directors and by the Board of Directors’ committees. As part of its oversight, our Board of Directors and its committees meet regularly to discuss the strategic direction and the issues and opportunities facing our Company, including the COVID-19 pandemic. Specifically regarding COVID-19, our Board of Directors has been actively overseeing our Company’s response, including receiving regular updates from and having discussions with senior management. The Board of Directors’ review and discussions around this ongoing crisis span a broad range of matters, including, among other things, protecting the health and safety of our TSMs, supporting our TSMs, evaluating the impact of the pandemic on strategy, operations, liquidity and financial matters, interruptions in the healthcare industry (including the temporary closure of dental practices), limited supply of personal protective equipment needed by healthcare practitioners, minimizing supply chain disruption, interruptions in the financial markets, and monitoring continued compliance with applicable laws.

The Audit Committee takes the lead risk oversight role, focusing primarily on risk management related to monitoring and controlling the Company’s financial risks (i.e., overseeing those aspects of risk management and legal and regulatory compliance monitoring processes which may impact the Company’s financial reporting, including financial accounting and reporting risks, as well as cybersecurity risks). The Compensation Committee focuses primarily on human capital matters such as executive compensation plans and executive agreements and evaluates whether the Company’s compensation policies and practices for its executive officers and other employees of the Company create risks that are reasonably likely to have a material adverse effect on the Company. The Nominating and Governance Committee focuses primarily on succession planning, director nomination criteria and candidate identification, as well as on evaluation of our corporate governance procedures and practices including performance evaluation of our Board of Directors and executive management. The Nominating and Governance Committee also reviews and assesses the Company’s response to climate risk, and other relevant strategic sustainability risks facing our operations, supply chains, and communities. This includes the Company’s disclosure of climate risk in CDP and other transparency initiatives, setting the foundation for introducing Science Based Targets and preparing to report against the recommendations of the Task Force on Climate-Related Financial Disclosures. The Strategic Advisory Committee focuses primarily on the Company’s strategic and business development plans including the risks associated with those plans. The Regulatory, Compliance and Cybersecurity Committee focuses primarily on risks related to regulatory, corporate compliance and cybersecurity matters.

The Company’s Executive Management Committee is responsible for oversight and active management of material risks to the Company (including, without limitation, strategic, development, business, operational, human, sustainability, financial and regulatory risks) as an integral part of the Company’s business planning, succession planning and management processes. Members of the management team provide periodic reports to the Audit Committee, Compensation Committee and the Regulatory, Compliance and Cybersecurity Committee on select risk management topics and the Chairperson of each respective committee reports, as appropriate, on these topics to the full Board of Directors.

The Company’s management has a longstanding commitment to employing and imbedding sound risk management practices and disciplines into its business planning and management processes throughout the Company to better enable achievement of the Company’s strategic, business, operational, financial and compliance objectives as well as to achieve and maintain a competitive advantage in the marketplace.

Board Diversity and Skills

Our Board brings a diversity of perspectives, backgrounds and skills to the boardroom, reflecting the diversity of our customers, investors, suppliers and TSMs, and enabling the diversity of thought that we believe is necessary to advance the needs of the business and our stakeholders in an evolving societal, environmental and operational context. The COVID-19 pandemic was an example of an unprecedented critical risk that required an agile and strong response, made possible in part by the range, diversity and strength of skills and experiences that the Board represents. As of the date this proxy statement is being made available to stockholders (March 30, 2021), the members of the Board of Directors consist of approximately 29% female directors (with approximately 42% of our independent directors being women) and approximately 18% of directors are from ethnically diverse or minority groups (with approximately 17% of our independent directors being ethnically diverse or from minority groups).    Additionally, approximately 47% of the members of

our Board of Directors (and approximately 67% of our independent directors) have less than 9 years of tenure. For more details about the age and specific skills of the Board of Directors, please see Proposal 1.

Environment, Social and Governance

Key sustainability and ESG developments overseen by the Company’s Board of Directors during 2020 included the Company’s response to the COVID-19 pandemic in safeguarding the health and safety of TSMs, ensuring the continuity of our operations and supply chains meeting the needs of our customers, and contributing to the health and resilience of our communities. For example, we have been a participant in the U.S. Department of Health and Human Services COVID-19 Supply Chain Taskforce since its inception in the spring of 2020 (originally managed by Federal Emergency Management Agency (FEMA)), which was created to maximize the availability of critical protective and lifesaving equipment. We contributed by sharing information, advising on and escalating key supply chain issues, collaborating on recommendations and responding to urgent requests for help from local providers. Other developments included (i) continuing to formalize our CSR reporting and transparency strategy and expanding our reporting scope beyond North America, (ii) preparing to introduce climate targets and other sustainability goals for our operations and supply chain in the future and (iii) engaging with investors and other stakeholders on Science Based Targets and recommendations of the Taskforce on Climate-Related Financial Disclosures. The Board of Directors also oversaw progress made in advancing diversity and inclusion within the Company, including enhancing the Company’s long history of diversity engagement by formalizing our Diversity and Inclusion Council which includes management representation and Board of Director engagement.

Stockholder Communications

Stockholders who wish to communicate with the Board of Directors may do so by emailing investor@henryschein.com. The Company will receive the correspondence and forward it to the Chairperson of the Nominating and Governance Committee/Lead Director or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate.

Our policy is to encourage the members of our Board of Directors to attend the Annual Meeting of Stockholders, and all of the directors attended the 2020 Annual Meeting of Stockholders.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption. Our Corporate Governance Guidelines address topics such as (i) role of the Board of Directors, (ii) director responsibilities, (iii) Board of Directors’ composition, (iv) definition of independence, (v) lead director, (vi) committees, (vii) selection of Board of Directors nominees, (viii) orientation and continuing education of directors, (ix) executive sessions of independent directors, (x) management development and succession planning, (xi) Board of Directors’ compensation, (xii) attendance of directors at the Annual Meeting of Stockholders, (xiii) Board of Directors access to management and independent advisors, (xiv) annual evaluation of Board of Directors and committees, (xv) submission of director resignations and (xvi) communications with the Board of Directors.

Among other things, the Company’s Corporate Governance Guidelines provide that it is the Board of Directors’ policy to periodically review issues related to the selection and performance of the Chief Executive Officer. At least annually, the Chief Executive Officer must report to the Board of Directors on the Company’s program for management development and on succession planning. In addition, the Board of Directors and Chief Executive Officer shall periodically discuss the Chief Executive Officer’s recommendations as to a successor in the event of the sudden resignation, retirement or disability of the Chief Executive Officer.

The Company’s Corporate Governance Guidelines also provide that it is the Board of Directors’ policy that, in light of the increased oversight and regulatory demands facing directors, directors must be able to devote sufficient time to carrying out their duties and responsibilities effectively.

Code of Ethics

In addition to our Worldwide Business Standards applicable to all employees, we have adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller (if any), or persons performing similar functions. The Code of Ethics is posted on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption. We will disclose on our website any amendment to, or waiver of, a provision of the Code of Ethics for Senior Financial Officers, or persons performing similar functions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of our common stock (excluding unvested restricted stock units and unvested stock options) as of March 18, 2021 (unless otherwise noted below) by (i) each person we know is the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each nominee for director of the Company, (iv) our Chief Executive Officer, our Chief Financial Officer, each of the other three most highly paid executive officers serving as of December 26, 2020 (the “Named Executive Officers”), and (v) all directors and executive officers as a group.

	Shares Beneficially Owned
Names and Addresses[1]	Number	Percent of Class
Mohamad Ali[2]	1,000	*
Barry J. Alperin[3]	60,899	*
Gerald A. Benjamin[4]	41,078	*
Stanley M. Bergman[5]	645,350	*
James P. Breslawski[6]	164,121	*
Paul Brons[7]	14,064	*
Deborah Derby[8]	760	*
Shira Goodman[9]	10,177	*
Joseph L. Herring[10]	15,232	*
Kurt P. Kuehn[11]	16,162	*
Philip A. Laskawy[12]	65,021	*
Anne H. Margulies[13]	15,418	*
Mark E. Mlotek[14]	48,691	*
Steven Paladino[15]	87,440	*
Carol Raphael[16]	23,278	*
E. Dianne Rekow, DDS, Ph.D.[17]	18,938	*
Bradley T. Sheares, Ph.D.[18]	45,899	*
Reed V. Tuckson, M.D., FACP	0	*
The Vanguard Group, Inc.[19]	15,747,059	11.09%
Generation Investment Management LLP[20]	13,378,925	9.42%
BlackRock, Inc.[21]	13,083,067	9.22%
Longview Partners (Guernsey) Limited[22]	11,959,503	8.42%
State Street Corporation[23]	7,350,387	5.18%
Directors and Executive Officers as a Group (19 persons)[24]	1,324,504	0.93%

* Represents less than 0.5%.

1 Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.

2 Represents 1,000 shares owned directly and over which Mr. Ali has sole voting and dispositive power. Additionally, Mr. Ali holds 2,790 restricted stock units which vest more than 60 days from March 18, 2021.

3 Represents (i) 48,268 shares owned directly and over which Mr. Alperin has sole voting and dispositive power and (ii) 12,631 shares held in Mr. Alperin’s Non-Employee Director Deferred Compensation Plan account. Additionally, Mr. Alperin holds 2,790 restricted stock units which vest more than 60 days from March 18, 2021.

4 Represents (i) 35,293 shares owned directly and over which Mr. Benjamin has sole voting and dispositive power, and (ii) 5,785 shares held in a 401(k) Plan account. Additionally, Mr. Benjamin holds 86,521 restricted stock units and 38,350 stock options, all which vest more than 60 days from March 18, 2021.

5 Represents (i) 12,051 shares that Mr. Bergman owns directly and over which he has sole voting and dispositive power, (ii) 283,895 shares over which Marion Bergman, Mr. Bergman’s wife, has shared voting and dispositive power as co-trustee of the Bergman Family 2010 Trust 2, (iii) 188 shares owned by Mr. Bergman’s wife over which Mr. Bergman has shared voting and dispositive power, (iv) 339,886 shares over which Mr. Bergman’s wife has shared voting and dispositive power as manager of the Bergman Family 2010 Trust #2, LLC and (v) 9,330 shares held in a 401(k) Plan account. Additionally, Mr. Bergman holds 283,985 restricted stock units and 89,510 stock options, all which vest more than 60 days from March 18, 2021.

6 Represents 164,121 shares owned directly and over which Mr. Breslawski has sole voting and dispositive power. Additionally, Mr. Breslawski holds 90,227 restricted stock units and 40,927 stock options, all which vest more than 60 days from March 18, 2021.

7 Represents 14,064 shares owned directly and over which Mr. Brons has sole voting and dispositive power. Additionally, Mr. Brons holds 2,790 restricted stock units which vest more than 60 days from March 18, 2021.

8 Represents 760 shares held indirectly by the Deborah M. Derby Revocable Trust, for the benefit of Ms. Derby, over which Ms. Derby has shared voting and dispositive power. Additionally, Ms. Derby holds 2,790 restricted stock units which vest more than 60 days from March 18, 2021.

9 Represents (i) 10 shares owned directly and over which Ms. Goodman has sole voting and dispositive power and (ii) 10,167 shares held indirectly by The Shira D. Goodman 2014 Family Trust, for the benefit of Ms. Goodman and her spouse, over which Ms. Goodman has shared voting and dispositive power. Additionally, Ms. Goodman holds 2,790 restricted stock units which vest more than 60 days from March 18, 2021.

10 Represents 15,232 shares owned directly and over which Mr. Herring has sole voting and dispositive power. Additionally, Mr. Herring holds 2,790 restricted stock units which vest more than 60 days from March 18, 2021.

11 Represents (i) 4,319 shares owned directly and over which Mr. Kuehn has sole voting and dispositive power and (ii) 11,843 restricted stock units that vested but, per Mr. Kuehn’s election, the payment date has been deferred. Additionally, Mr. Kuehn holds 2,790 restricted stock units which vest more than 60 days from March 18, 2021.

12 Represents (i) 36,655 shares held in Mr. Laskawy’s Non-Employee Director Deferred Compensation Plan account and (ii) 28,366 restricted stock units that vested but, per Mr. Laskawy’s election, the payment date has been deferred. Additionally, Mr. Laskawy holds 2,790 restricted stock units which vest more than 60 days from March 18, 2021.

13 Represents (i) 2,000 shares owned directly and over which Ms. Margulies has sole voting and dispositive power, (ii) 4,311 shares held in Ms. Margulies’ Non-Employee Director Deferred Compensation Plan account and (iii) 9,107 restricted stock units that vested but, per Ms. Margulies’ election, the payment date has been deferred. Additionally, Ms. Margulies holds 2,790 restricted stock units which vest more than 60 days from March 18, 2021.

14 Represents (i) 44,596 shares owned directly and over which Mr. Mlotek has sole voting and dispositive power and (ii) 4,095 shares held in a 401(k) Plan account. Additionally, Mr. Mlotek holds 81,159 restricted stock units and 35,798 stock options, all which vest more than 60 days from March 18, 2021.

15 Represents (i) 80,752 shares owned directly and over which Mr. Paladino has sole voting and dispositive power and (ii) 6,688 shares held in a 401(k) Plan account. Additionally, Mr. Paladino holds 86,521 restricted stock units and 38,350 stock options, all which vest more than 60 days from March 18, 2021.

16 Represents 23,278 shares owned directly and over which Ms. Raphael has sole voting and dispositive power. Additionally, Ms. Raphael holds 2,790 restricted stock units which vest more than 60 days from March 18, 2021.

17 Represents (i) 11,349 shares owned directly and over which Dr. Rekow has sole voting and dispositive power, (ii) 4,617 shares held in Dr. Rekow’s Non-Employee Director Deferred Compensation Plan account and (iii) 2,972 restricted stock units that vested but, per Dr. Rekow’s election, the payment date has been deferred. Additionally, Dr. Rekow holds 2,790 restricted stock units which vest more than 60 days from March 18, 2021.

18 Represents (i) 9,066 shares owned directly and over which Dr. Sheares has sole voting and dispositive power and (ii) 36,833 restricted stock units that vested but, per Dr. Sheares’ election, the payment date has been deferred. Additionally, Dr. Sheares holds 2,790 restricted stock units which vest more than 60 days from March 18, 2021.

19 The principal office of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard has the sole power to dispose of or direct the disposition of 15,119,156 of these shares, the shared power to vote or direct the vote of 238,269 of these shares, and the shared power to dispose of or direct the disposition of 627,903 of these shares. The foregoing information regarding the stock holdings of Vanguard and its affiliates is based on an amended Schedule 13G filed by Vanguard with the SEC on February 10, 2021.

20 The principal office of Generation Investment Management LLP (“GIM”) is 20 Air Street, 7th Floor, London, United Kingdom W1B 5AN. GIM has the sole power to dispose of or direct the disposition of and the sole power to vote or direct the vote of 96,932 of these shares, and has the shared power to dispose of or direct the disposition of and the shared power to vote or direct the vote of 13,281,993 of these shares. The foregoing information regarding the stock holdings of GIM and its affiliates is based on an amended Schedule 13G filed by GIM and its affiliates with the SEC on February 16, 2021.

21 The principal office of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, New York 10055. BlackRock has the sole power to vote or direct the vote of 10,907,473 of these shares and has the sole power to dispose of or direct the disposition of 13,083,067 of these shares. The foregoing information regarding the stock holdings of BlackRock and its affiliates is based on an amended Schedule 13G filed by BlackRock with the SEC on January 29, 2021.

22 The principal office of Longview Partners (Guernsey) Limited (“Longview”) is PO Box 559, Mill Court, La Charroterie, St Peter Port, Guernsey GY1 6JG. Longview has shared power to vote or direct the vote of 7,647,246 of these shares, and the shared power to dispose of or direct the disposition of 11,959,503 of these shares. The foregoing information regarding the stock holdings of Longview and its affiliates is based on an amended Schedule 13G filed by Longview and its affiliates with the SEC on February 16, 2021.

23 The principal office of State Street Corporation (“State Street”) is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. State Street has the shared power to vote or direct the vote of 5,807,259 of these shares and has the shared power to dispose of or direct the disposition of 7,330,333 of these shares. The foregoing information regarding the stock holdings of State Street and its affiliates is based on a Schedule 13G filed by State Street with the SEC on February 12, 2021.

24 Includes (i) with respect to all directors and Named Executive Officers, (a) 1,100,295 shares, directly or indirectly, beneficially owned, (b) 84,112 shares held in 401(k) Plan accounts and in Non-Employee Director Deferred Compensation Plan accounts, as applicable and (c) 89,121 restricted stock units held by non-employee directors where such units vested but, per their election, the payment date was deferred and (ii) with respect to all executive officers that are not Named Executive Officers or directors, (a) 50,766 shares, directly or indirectly, beneficially owned, including restricted common stock and (b) 210 shares held in 401(k) Plan accounts. Additionally, (i) all directors and Named Executive Officers collectively hold 661,893 restricted stock units and 242,935 stock options, all which vest more than 60 days from March 18, 2021 and (ii) all executive officers that are not Named Executive Officers or directors collectively hold 97,328 restricted stock units and 44,969 stock options, all which vest more than 60 days from March 18, 2021.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

COVID-19 Pandemic’s Impact on the Company

In March 2020, the World Health Organization declared COVID-19 a global pandemic. In response, many countries implemented business closures and restrictions, stay-at-home and social distancing ordinances and similar measures to combat the pandemic. The COVID-19 pandemic has had, and continues to have, an unprecedented impact on society, worldwide economic activity, and the health care sector (particularly, the dental market). In March and April 2020, the dental market was severely impacted by COVID-19, with most practices being closed or open on a limited basis only. This dramatically reduced demand for dental products and certain medical products beginning in the second quarter of 2020. Although dental practice openings and patient volume recovery in the United States and many other countries have rebounded faster than originally anticipated, patient volumes have remained below pre-COVID-19 levels.

In addition to having a material adverse effect on our business, results of operations and cash flows for the second quarter of fiscal 2020, as of the end of the second quarter of fiscal 2020, there remained material uncertainty regarding the potential for additional significant resurgences of COVID-19 which could cause a significant reduction in dental practice openings and patient volume recovery, or further delay the return to normal operations. In evaluating mitigation measures, the Company also considered that even after COVID-19 has subsided, we may again experience material adverse impacts to our business, results of operations and cash flows as a result of, among other things, its global economic impact, including any recession that may occur in the future, or a prolonged period of economic slowdown or the reluctance of patients to return for elective dental or medical care.

Beginning in March 2020 and throughout fiscal 2020, management resources were refocused from their original strategic business goals for fiscal 2020 to mitigating the effects of COVID-19 on the Company. These efforts have required, and may continue to require for the duration of the pandemic, a large investment of time and resources across the Company.

Actions Taken in Response to the COVID-19 Pandemic

As a global health care solutions company, we sit at the nexus of 3,200 suppliers, one million health care providers and the one billion patients they serve. In the extraordinary circumstances of the global COVID-19 pandemic, our long-standing commitment to the well-being of all our stakeholders (our customers, supplier partners, our Team Schein Members, stockholders and society) has never been more important. By aligning our core strengths with the needs of society, we aim to succeed in business while positively impacting health around the world. In keeping with our “higher ambition,” our focus during this crisis has been on:

•	protecting the health and welfare of our TSMs and their families;

•	engaging with public and private sector partners to support the global response to COVID-19;

•

navigating the complicated supply chain to bring personal protective equipment to front-line health care workers and first responders, along with infection control equipment and products and testing to health care workers; and

•	ensuring business continuity for our customers and our suppliers.

We implemented measures to both protect the health and welfare of our TSMs and enable our business to continue to play a crucial role in supporting the sustainability of the healthcare industry. Since March 2020, our Board of Directors has received regular updates from senior management on the Company’s COVID-19 response and has been aligned in support of initiatives undertaken to protect our TSMs and to augment business operations.

During the pandemic, we have continued to service our customers, maintained operations at our distribution centers and manufacturing facilities while also implementing enhanced cleaning protocols, and successfully shifted suitable employee roles to remote work. Through all of this, our focus has remained on delivering products and services to our customers, while protecting the health and safety of our Team Schein Members. We made investments in equipment, technology, and security upgrades to protect our information and enhance our team’s ability to work remotely. For those essential TSMs working on-site, we, among other things, mandated temperature check systems and a face covering policy, implemented a number of policies to encourage social distancing and proper hygiene, and installed transparent barriers or modified procedures at security check-ins (including restricting visitors). Additionally, to help the team manage stress during the pandemic, we, among other things, established a “COVID-19 Resource Center” to provide a central location for all communications to support the health of TSMs and their families, and hold regular virtual Global Town Halls for all TSMs.

As part of a broad-based effort to support plans for the long-term health of our business and to strengthen our financial flexibility, we implemented cost reduction measures that included certain reductions in payroll, significantly decreased capital expenditures, reduced planned corporate spending, eliminated certain non-strategic targeted expenditures and took additional measures to preserve our liquidity. On April 3, 2020, Stanley Bergman, our Chairman and Chief Executive Officer, agreed to a temporary reduction of 100% of his base salary, less any amounts necessary to cover his contributions to any benefit plans provided by the Company (“100% Base Salary Reduction”), from April 6, 2020 through June 30, 2020. Additionally, Mr. Bergman agreed that this salary reduction would not constitute “good reason” or breach under his employment agreement or any other agreement with the Company, and would not confer or trigger any additional rights or entitlements for him from the Company or any of its affiliates. Our other Named Executive Officers agreed to temporary reductions of 50% of their respective base salaries from April 6, 2020 through June 30, 2020. In addition, members of management at the level of Director through Senior Vice President experienced temporary reductions of their respective base salaries ranging from 10% to 25% during the same period. The salary reductions did not modify Mr. Bergman’s or the other executives’ rights that they had with respect to the calculation of any annual or long term incentive awards or severance. The Company’s Board of Directors also agreed to a reduction of 25% of its non-employee directors’ cash retainer during the same period.

On June 20, 2020, the Company decided to continue certain cost reduction measures that included certain reductions in payroll. Mr. Bergman agreed to extend his 100% Base Salary Reduction through the end of the Company’s fourth fiscal quarter (December 26, 2020), or such earlier date as the Compensation Committee may determine in its sole discretion. Our Named Executive Officers also agreed to continue to experience temporary salary reductions, but at a level of 37.5% from June 29, 2020 (the first business day of the Company’s third fiscal quarter), until a later date to be determined by the Compensation Committee (in lieu of the 50% reduction that originally applied from April 6, 2020, through June 30, 2020 (the “Prior Period”)). In addition, members of the Company’s Executive Management Committee (other than our Named Executive Officers) had their salaries reduced by 18.75% during the same period, and the Company’s members of management holding the title of Vice President had their salaries reduced by 7.5% during the same period, in each case, in lieu of larger reductions that applied during the Prior Period. The Company’s Board of Directors agreed to a reduction of 18.75% of its non-employee directors’ cash retainer during the same period (in lieu of the 25% reduction that applied during the Prior Period).

As part of our initiative to reduce costs due to the impact of COVID-19, the Compensation Committee also suspended the Company’s matching contributions under our 401(k) Savings Plan and contributions under our Supplemental Employee Retirement Plan (“SERP”) for the second half of fiscal 2020.

Additionally, each of our CEO and our other Named Executive Officers agreed to delay their fiscal 2020 salary increases, which would have gone into effect on April 6, 2020, until October 5, 2020. On September 29, 2020, the Compensation Committee approved the removal of the temporary salary and retainer reductions and restored such compensation to its normal levels, effective the first day of the fourth quarter of fiscal 2020 (September 28, 2020). The matching contributions under our 401(k) Savings Plan and contributions under our SERP were restored effective January 1, 2021.

On August 11, 2020, the Compensation Committee suspended the Henry Schein, Inc. Performance Incentive Plan (“PIP”) (the Company’s annual incentive compensation plan) for fiscal 2020 with respect to all U.S. participants and certain non-U.S. participants and canceled any corresponding PIP awards relating to fiscal 2020 in their entirety. Effective as of July 1, 2020, the Compensation Committee also adopted the Henry Schein, Inc. 2020 Recovery Performance Plan (the “RPP”) to replace and supersede the PIP with respect to fiscal 2020 for such participants. The business disruption caused by the global COVID-19 pandemic impacted the Company’s business units and operations in ways that could not have been anticipated at the time that the performance goals and metrics were established on March 3, 2020 under the PIP with respect to fiscal 2020. Accordingly, the Compensation Committee determined that replacing the PIP with the RPP would better align the interests of the Company’s stockholders and the key employees who will be driving the Company’s recovery going forward. Significantly reduced payments would have been made to most PIP participants and critical incentives were lost as a result of the COVID-19 pandemic’s impact during a time that TSMs were working very hard and had their salaries reduced.

The RPP provided pay for performance incentive compensation to the Company’s TSMs, including the Company’s Named Executive Officers. It was designed to maintain the alignment of executive and stockholder interests by providing a reduced incentive award while still providing a meaningful incentive to focus the management team on the Company’s business recovery strategy for the second half of the 2020 fiscal year and enable the Company to continue to attract and retain highly qualified employees. Under the RPP, the Compensation Committee designated participants in the RPP and established Company-wide, functional area/business unit-level, and individual performance goals for the earning of bonuses based on a performance period commencing on July 1, 2020 and ending on December 26, 2020, provided that the outcome at the time that the goals were set was substantially uncertain to be achieved. The individual bonus target amount for each Named Executive Officer was 60% of the individual bonus target amount set under the PIP for fiscal 2020 and the maximum amount that could be paid under the RPP was 135% of the RPP target, which is equivalent to 81% of the original PIP target. All participants in the RPP (other than members of the Company’s Executive Management Committee which includes our Named Executive Officers) were entitled to a minimum payout under the RPP equal to 39% of the original PIP target. Additionally, all participants in the RPP had a new goal tied to promoting awareness of diversity and inclusion which is weighted at 10% of the individual performance goal of their RPP award.

Executive Compensation Program

The Company’s executive compensation program consists of four main components: (i) base salary; (ii) annual incentive compensation opportunity; (iii) long-term equity-based awards; and (iv) benefits and perquisites. As described below, annual and long-term performance-based awards represent a major portion of total compensation for the Named Executive Officers. The combination of these four components of our executive compensation program is designed to balance Company annual operating objectives and earnings performance with longer-term Company stockholder value creation goals. Many of the compensation arrangements and decisions described in this Compensation Discussion and Analysis related to the original structure of fiscal 2020 compensation were made prior to the global outbreak of the COVID-19 pandemic. As the COVID-19 pandemic continued to evolve and the economic circumstances continued to develop during fiscal 2020, as described herein, the Compensation Committee closely monitored the situation and proactively reviewed and revised the Company’s compensation arrangements and practices as it determined to be in the best interests of the Company’s stockholders, and where appropriate, other stakeholders.

The following is a summary of our ongoing pay programs. See “Compensation Discussion and Analysis–Executive Summary–Actions Taken in Response to the COVID-19 Pandemic” above for a discussion of actions the Compensation Committee took in fiscal 2020 in response to the COVID-19 pandemic.

Base Salary. The Compensation Committee annually reviews and approves base salary for the Named Executive Officers.

Annual Incentive Compensation. The components of the Company’s annual incentive compensation (i.e., bonuses that would typically be payable under the PIP, but for the 2020 fiscal year were payable under the RPP, as described above) are set by the Compensation Committee annually and are designed to reward the achievement of pre-established performance goals.

Each executive officer’s annual incentive compensation under the RPP for fiscal 2020 (other than Mr. Bergman’s) was based on the following three weighted components:

•	the Company’s corporate financial (i.e., EPS) goal, as may be adjusted as described below;

•	the executive officer’s specific business unit financial goals; and

•	the executive officer’s individual performance goals.

Mr. Bergman’s annual incentive compensation under the RPP for fiscal 2020 was based solely on the Company’s corporate financial (i.e., EPS) goal, subject to the adjustments as described below.

Long-Term Equity-Based Awards. The Company allocates long-term equity-based awards in the form of restricted stock units that generally cliff vest at the end of four years for time-based awards and at the end of three years for performance-based awards.

•

Named Executive Officers receive 65% of their equity-based awards in the form of performance-based restricted stock units and 35% of their awards in the form of time-based restricted stock units, except for Mr. Bergman who receives 100% of his equity-based awards in the form of performance-based restricted stock units (other than a special grant made to Mr. Bergman on September 9, 2019 in connection with the renewal of his employment agreement which was 50% performance-based and 50% time-based).

•

Awards of performance-based restricted stock units granted to participants, including the Named Executive Officers, are tied to the Company’s earnings per share, subject to any potential required adjustments as described below. When the Company successfully achieves its EPS goal, participants, including the Named Executive Officers, are paid at target levels. When the Company’s performance exceeds the EPS goal, participants, including the Named Executive Officers, receive additional shares with respect to their awards of restricted stock units up to a 150% maximum payout. When the Company’s performance does not meet the EPS goal, shares paid to participants, including the Named Executive Officers, are reduced or eliminated.

Benefits and Perquisites. The Company provides a program commensurate with competitive practices that is generally consistent with the benefits provided to other employees. The Company does not provide any tax gross-ups to our executive officers (other than for relocation expenses). See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” set forth below.

Compensation Objectives and Strategy

The following compensation information, including our Named Executive Officers’ compensation in relation to the competitive market data, does not give effect to the temporary reductions taken in response to the COVID-19 pandemic, as these temporary reductions are not representative of our ongoing pay programs.

The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, and to reward them for their performance, the Company’s performance and for creating long-term value for stockholders. The primary objectives of the program are to:

•	align rewards with the achievement of performance that enhances stockholder value;

•	support the Company’s strong team-based orientation;

•	encourage high potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company’s executive compensation programs are approved and administered by the Compensation Committee of the Board of Directors. Working with management and outside advisors, the Compensation Committee has developed a compensation and benefits strategy that rewards performance, promotes appropriate conduct and reinforces a culture that the Compensation Committee believes will continue to drive long-term success for the Company thereby enhancing stockholder value.

The compensation program rewards team accomplishments while, at the same time, promoting individual accountability. The Company has a planning and goal-setting process that is fully integrated into the compensation system, intended to result in a strong relationship between individual efforts, business unit financial results and Company financial results with executive officer financial rewards.

A major portion of total compensation for our Named Executive Officers is placed at risk through annual and long-term incentives tied to the achievement of performance metrics. As shown in the Summary Compensation Table, in fiscal 2020, the sum of restricted stock unit awards and annual incentive compensation (under the heading “Non-Equity Incentive Plan Compensation”), represented between 78% and 85% of the total compensation for the Named Executive Officers.

We seek to provide competitive compensation that is commensurate with performance. We generally target compensation at the median of the market, and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded. (See “Pay Levels and Benchmarking” set forth below.)

We seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers to enable us to capitalize on our growth strategies. Our team-focused culture and management processes are designed to foster this commitment. The vesting schedules attached to restricted stock unit awards reinforce this long-term orientation.

Role of the Compensation Committee

General

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our executive officers, including the Named Executive Officers. The Compensation Committee’s function is more fully described in its charter which has been approved by our Board of Directors and is available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption. Additionally, in fiscal 2020, the Compensation Committee assisted the Board of Directors in overseeing and managing risks associated with the COVID-19 pandemic, and overseeing compensation actions taken in response to the pandemic.

When considering decisions concerning the compensation of the Named Executive Officers (other than the Chief Executive Officer), the Compensation Committee asks for recommendations from Mr. Bergman, including his detailed evaluation of each executive’s performance during the relevant fiscal year.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of Pearl Meyer, an independent compensation consultant. For fiscal 2020, Pearl Meyer advised and consulted with the Compensation Committee with respect to certain executive compensation matters, including advising it in connection with changes made to the Company’s compensation program due to the COVID-19 pandemic. Pearl Meyer did not determine the exact amount or form of executive compensation for any executive officer. Pearl Meyer does no other work for the Company.

The Compensation Committee retains Pearl Meyer directly, and Pearl Meyer reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, Pearl Meyer may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, Pearl Meyer may seek input and feedback from Company management regarding Pearl Meyer’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm Pearl Meyer’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from Pearl Meyer, annually reviews competitive compensation data prepared by Willis Towers Watson, a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has assessed the independence of Pearl Meyer pursuant to the SEC and Nasdaq rules taking into consideration each of the six independence factors established under such rules. The Compensation Committee’s assessment affirmed the independence of Pearl Meyer with respect to executive compensation matters concluding that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Compensation Committee. The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the Compensation Committee in carrying out its responsibilities.

The Role of Say-on-Pay Votes and Stockholder Feedback

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (“say-on-pay proposal”). At the Company’s annual meeting of stockholders held on May 21, 2020, 90.3% of the votes cast on the say-on-pay proposal at the meeting were in favor of the say-on-pay proposal. The Compensation Committee evaluated this result and, after consideration, concluded that the voting result reflects our stockholders’ support of the Company’s approach to executive compensation. The Company previously held discussions with, and obtained input from, certain of its stockholders regarding the performance metrics utilized in connection with the Company’s annual incentive and equity-based compensation plans. In late 2019 and the first quarter of fiscal 2020, following an analysis of compensation policies and practices and based on the results of the say-on-pay vote, the Compensation Committee determined that the Company’s current approach to executive compensation is in the best interest of the Company and its stockholders and, therefore, did not make any change to its approach to executive compensation or make any significant changes to its executive compensation program from fiscal 2019. However, in light of the global impact of the COVID-19 pandemic, beginning in April 2020, the Compensation Committee made changes to the executive compensation program as more fully described in “Compensation Discussion and Analysis–Executive Summary–Actions Taken in Response to the COVID-19 Pandemic” above. The Compensation Committee expects to continue to consider the outcome of the Company’s say-on-pay votes and stockholder discussions when making future compensation decisions for the Named Executive Officers.

Compensation Structure

Pay Element—Overview

The Company utilizes four main components of compensation:

•	Base Salary—fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance;

•	Annual Incentive Compensation—variable pay that is designed to reward attainment of annual business goals, with payout of target award goals generally expressed as a percentage of base salary;

•	Long-Term Equity-Based Awards—stock-based awards including restricted stock units; and

•

Benefits and Perquisites—includes medical, dental, life, disability and business travel insurance benefits, retirement savings, automobile allowances, executive health exams and, in the case of Mr. Bergman, certain additional services as described below.

Pay Elements—Details

Base Salary

The Compensation Committee annually reviews executive officer salaries and makes adjustments, as warranted, based on individual responsibilities and performance, Company performance in light of market conditions and competitive practice. Salary adjustments are generally approved and implemented during the first quarter of the calendar year (typically in March). On March 3, 2020 (prior to COVID-19 being declared a global pandemic), based on individual responsibilities and performance, the Company’s performance and competitive market data with respect to base salary pay practices, the Compensation Committee increased the base salaries for the Named Executive Officers by 2.7%. In connection with the Company’s broad-based effort to support plans for the long-term health of its business and to strengthen its financial flexibility, our CEO agreed to a 100% Base Salary Reduction from April 6, 2020 through the end of fiscal 2020 (December 26, 2020), or such earlier date as the Compensation Committee may determine in its sole discretion. Our other Named Executive Officers also agreed to temporary salary reductions of 50% of their base salaries from April 6, 2020 through June 30, 2020 and 37.5% through the end of fiscal 2020 (December 26, 2020). Additionally, each of our CEO and our other Named Executive Officers agreed to delay their fiscal 2020 salary increases, which would have gone into effect on April 6, 2020, until October 5, 2020. On September 29, 2020, the Compensation Committee approved the removal of the temporary salary reductions and restored such compensation to its normal levels, effective the first day of the fourth quarter of fiscal 2020 (September 28, 2020). See “Compensation Discussion and Analysis–Executive Summary–Actions Taken in Response to the COVID-19 Pandemic” above for a more detailed discussion of actions the Compensation Committee took in response to the COVID-19 pandemic.

Annual Incentive Compensation

Annual incentive compensation for each of the Company’s executive officers is typically determined and paid under the PIP for such year. However, due to the impact of the COVID-19 pandemic, on August 11, 2020, the Compensation Committee suspended the PIP for fiscal 2020 with respect to all U.S. participants and certain non-U.S. participants (including the Named Executive Officers) and canceled any corresponding PIP awards relating to fiscal 2020 in their entirety.

A core component of the PIP relates to the Company Financial/EPS Goal, which, as shown on the table below, represents between 30% to 60% of the 2020 PIP bonus for our Named Executive Officers (other than our CEO) and 75% of our CEO’s 2020 PIP bonus. As a result of the COVID-19 pandemic, the PIP 2020 Company Financial/EPS Goal was not attainable and, based on the Company’s actual adjusted 2020 diluted EPS, that component of the PIP would have resulted in a payout at 0%. Accordingly, 30% to 60% of our Named Executive Officers’ (other than our CEO) PIP bonus and 75% of our CEO’s 2020 PIP bonus would have paid out at 0%.

The remaining components of the PIP relate to PIP Business Financial Goals and PIP Individual Performance Goals (each as defined below), which the Compensation Committee anticipated would be significantly distorted as a result of the impact of the COVID-19 pandemic on the business and these goals, creating unintended consequences. For example, for the 2020 PIP, with respect to the PIP Business Financial Goals certain participants had their goals tied to expense budgets set prior to the pandemic, which budgets were significantly reduced as part of the Company’s cost cutting initiatives; in such case, maintaining the original goals would have led to an unintended windfall for such participants (for those Named Executive Officers whose PIP Business Financial Goals were tied to expense budgets estimated payouts range from 118% to 130%). In other instances, certain participants had their goals tied to financial targets set prior to the pandemic, which were highly unlikely to be achieved in light of the pandemic’s impact on the Company’s business; in such case, maintaining the original goals would have resulted in a significantly reduced payout for such participants (for those Named Executive Officers whose PIP Business Financial Goals were tied to financial targets estimated payout would have been 20%, except for one Named Executive Officer whose estimated payout would have been 97%). Additionally, the PIP Individual Performance Goals (including for the Named Executive Officers) were based on individual performance objectives that were set prior to the pandemic. After the onset of the pandemic, certain strategic plans were delayed and management’s focus and objectives had to be realigned to mitigate the effects of the pandemic on the Company’s business, requiring a large investment of time and resources. Therefore, the Compensation Committee determined that the original PIP Individual Performance Goals were nearly impossible to attain and no longer appropriate in light of the pandemic.

Effective as of July 1, 2020, the Compensation Committee adopted the RPP to replace and supersede the PIP with respect to fiscal 2020 for such participants (including the Named Executive Officers). The business disruption caused by the global COVID-19 pandemic impacted the Company’s business units and operations in ways that could not be anticipated at the time that the performance goals and metrics were established under the PIP with respect to fiscal 2020, and accordingly, the Compensation Committee determined that replacing the PIP with the RPP would better align the interests of the Company’s stockholders and the key employees who will be driving the Company’s recovery going forward. No amounts were paid out to such participants (including the Named Executive Officers) under the PIP with respect to fiscal 2020. Details of the PIP and the RPP are described below.

Components of the PIP

The components of the PIP are designed to reward the achievement of pre-established corporate financial, business unit financial and individual performance goals. The Compensation Committee sets the PIP’s performance goals and target payout for the Chief Executive Officer. With respect to the executive officers (other than the Chief Executive Officer), at the beginning of each year, the Chief Executive Officer recommends to the Compensation Committee which executive officers should participate in the PIP for that year and, following review and approval by the Compensation Committee, such officers are notified of their participation. The Chief Executive Officer recommends to the Compensation Committee the PIP’s performance goals and target payout for executive officers (other than himself), subject to the Compensation Committee’s review and approval.

PIP targets and goals for 2020 for the Named Executive Officers were established at the beginning of 2020. For the Named Executive Officers (other than Mr. Bergman), the performance goals under the 2020 PIP were based on:

•	the Company’s 2020 earnings per share measured against pre-established standards, as may be adjusted pursuant to the terms of the 2020 PIP (the “PIP 2020 Company Financial/EPS Goal”);

•	achievement of financial goals in their respective business units (“PIP Business Financial Goals”); and

•	achievement of individual performance objectives (“PIP Individual Performance Goals”).

In 2013, the Compensation Committee approved a clawback policy as part of the PIP whereby the Company has the right to recoup from the participant, including the Named Executive Officers, and the participant is required to repay to the Company, an amount equal to the PIP cash bonus paid to the participant if the participant engages in a competitive activity (as defined in the Company’s Management Team Performance Incentive Plan and Plan Summary, effective as of January 1, 2014) or violates a non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date but on or prior to the first anniversary of such payment date.

In November 2019, the Compensation Committee undertook a review of the PIP 2020 Company Financial/EPS Goal to be used in our 2020 PIP awards. As part of this review, the Compensation Committee considered a number of factors including (i) market data for peer group companies with revenues between $8 billion and $12 billion and peer group companies practices and (ii) the advantages and disadvantages of potential performance metrics evaluated against the current performance objectives of the PIP. Following consideration of these factors, the Compensation Committee concluded, as further described below, that it was in the best interest of the Company and its stockholders to continue to use adjusted earnings per share as the metric for the portion of the PIP bonus that is based on the Company’s performance.

The Compensation Committee believes adjusted EPS is appropriate for the portion of the PIP bonus that is tied to the Company’s performance because such metric (i) is reflective of the key metric that the Board of Directors uses to assess the Company’s performance, (ii) clearly summarizes the earnings generated for stockholders and focuses on return to the stockholders, (iii) is sufficiently different from our long-term equity plan metric because our long-term equity plan metric is a three-year cumulative earnings per share goal as opposed to a one-year goal and (iv) is a metric used by a significant number of large companies as the performance factor for the company-performance portion of their annual incentive compensation plans.

Under the 2020 PIP, the Compensation Committee may adjust the PIP 2020 Company Financial/EPS Goal for specific factors pre-established by the Compensation Committee. Additionally, the Compensation Committee may further adjust the goal for any other unforeseen event or other facts and circumstances beyond the control of the Company, by an amount equal to a reasonable estimate of the expected accretion or dilution, based on information provided to them by executive management. In the event the Compensation Committee makes adjustments in accordance with the preceding sentence, the Compensation Committee in its sole discretion will determine the PIP award payouts that correspond to the levels of achievement of the adjusted goal. The Compensation Committee may award all or a portion of a PIP award upon the attainment of any goals (including the applicable predefined goals). The Compensation Committee or the Chief Executive Officer (solely with respect to non-executive officers) may also grant discretionary awards under the PIP. Notwithstanding the adjustment provisions contained in the PIP, the Compensation Committee believed that the impact of the COVID-19 pandemic on the business and the corresponding performance metrics was too significant, so that any COVID-19-related adjustment to the existing performance metrics would have caused a potential misalignment between the PIP participants and the goals that the Company was focused on rewarding. Therefore, the Compensation Committee did not use the adjustment provisions to modify the PIP but instead replaced the 2020 PIP with the RPP.

PIP Business Financial Goals and PIP Individual Performance Goals for Named Executive Officers (other than CEO)

The weight (expressed as a percentage of the PIP target payout) for each component of the 2020 PIP awards for the Named Executive Officers (other than Mr. Bergman) was as follows:

	PIP 2020 Company Financial/EPS Goal	PIP Business Financial Goals	PIP Individual Performance Goals
James P. Breslawski Vice Chairman, President	30%	55%	15%
Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	60%	20%	20%
Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	40%	40%	20%
Mark E. Mlotek Executive Vice President and Chief Strategic Officer	40%	35%	25%

PIP Business Financial Goals and PIP Individual Performance Goals varied for each Named Executive Officer as the goals reflected each executive’s specific role and function. Financial measures included in such goals are calculated based on generally accepted accounting principles and adjusted in a manner similar to adjustments made to the Company’s EPS (as described below).

PIP Business Financial Goals and PIP Individual Performance Goals were designed to motivate executive officers to achieve challenging, but attainable goals for talented executives. The Compensation Committee sets the goals for PIP awards such that incentive compensation is paid at less-than-median of the market awards when PIP Business Financial Goals or Individual Performance Goals are

not fully achieved and greater-than-median awards when goals are exceeded. The maximum payout percentage under the PIP for the Named Executive Officers is 150% for the PIP Company Financial/EPS Goal, ranges from 125% to 200% for the PIP Business Financial Goal (depending on the specific category of Business Financial Goal applicable to such Named Executive Officer) and is 115% for the PIP Individual Performance Goals.

2020 PIP

On March 3, 2020 (prior to COVID-19 being declared a global pandemic), after reviewing market competitive practices and in light of market conditions in the areas in which the Company competes, the Compensation Committee decided to increase the payout for achievement of the target goals for the Named Executive Officers under the PIP by a weighted average of 2.5%.

In February 2020, the Compensation Committee set the PIP 2020 Company Financial/EPS Goal at $3.68, representing the target goal designed to result in a PIP award payout equal to 100%. Similar to previous years, the Compensation Committee completed a pre-defined process to adjust the goal and to approve the adjustments that will be applied to the actual results, in each case, based on adjustments authorized under the PIP. This target was set prior to COVID-19 being declared a global pandemic. Given our actual 2020 diluted EPS, adjusted for restructuring costs; judgments, settlements or other payments in connection with, or arising from, certain litigation matters; and a net gain on the sale of an equity investment was $2.97, the Company Financial/EPS Goal portion of the 2020 PIP would have paid out at 0% had the PIP not been suspended and replaced with the RPP for 2020.

Annual Incentive Compensation for CEO under the PIP

Mr. Bergman’s annual incentive compensation for 2020 under the PIP had three components:

•	achievement of the 2020 Company Financial/EPS Goal (weighted 75% of his total award);

•	the average performance of the Company’s other executive officers with respect to their PIP Business Financial Goals (weighted 12.5% of his total award); and

•	the average performance of the Company’s other executive officers with respect to their PIP Individual Performance Goals (weighted 12.5% of his total award).

Components of the RPP

The COVID-19 pandemic had a material adverse effect on our business, results of operations and cash flows for the second quarter of fiscal 2020. As of the end of the second quarter of fiscal 2020, there remained material uncertainty regarding the potential for additional significant resurgences of COVID-19 which could cause a significant reduction in dental practice openings and patient volume recovery, or further delay in the return to normal operations remained. As the COVID-19 pandemic continued to evolve and the economic circumstances continued to develop during fiscal 2020, the Compensation Committee closely monitored the situation and proactively reviewed and revised the Company’s compensation arrangements and practices as it determined to be in the best interests of the Company’s stockholders, and where appropriate, other stakeholders. The Compensation Committee decided to have the RPP replace the PIP for fiscal 2020 for all U.S. participants and certain non-U.S. participants (including our Named Executive Officers). The RPP provides pay for performance incentive compensation to the participants, including the Company’s Named Executive Officers, and is designed to reward them for their contributions to the Company consistent with the Company’s business recovery strategy and enable the Company to continue to attract and retain highly qualified employees. Under the RPP, the Compensation Committee designated participants in the RPP and established Company-wide, functional area/business unit-level, and individual performance measures and goals for the earning of bonuses based on a performance period commencing on July 1, 2020, and ending on December 26, 2020. The outcome at the time that the goals were set was substantially uncertain to be achieved. Under the RPP, the Compensation Committee has the right to subsequently adjust the performance goals to take into account unanticipated circumstances or significant events as the Compensation Committee may determine in its sole discretion. As the RPP replaced the PIP for fiscal 2020, no payouts were made to our Named Executive Officers with respect to the portion of the fiscal year that ended on June 30, 2020.

The Compensation Committee is responsible for administering the RPP and has full discretionary authority under the RPP and the authority to take any actions it deems necessary or advisable in carrying out its duties thereunder, including delegating their authority under the RPP.

Each Named Executive Officer’s incentive award opportunity under the RPP was determined by the Compensation Committee. The individual bonus target amount for each Named Executive Officer was 60% of the individual bonus target amount set under the PIP for fiscal 2020 and the maximum amount that could be paid under the RPP was 135% of the RPP target which is equivalent to 81% of the original PIP target. The terms of the RPP are identical to the terms of the PIP except for the performance period, target amount of the awards, maximum amount payable under the awards, and performance factors. All participants in the RPP (other than members of the Company’s Executive Management Committee and our CEO) were entitled to a minimum payout under the RPP equal to 39% of the original PIP target amount. Additionally, all participants in the RPP have a new goal tied to promoting awareness of diversity and inclusion which is weighted at 10% of the individual performance goal of their RPP award.

For the Named Executive Officers (other than Mr. Bergman), the performance goals under the RPP are based on:

•

the Company’s earnings per share for the third and fourth quarters of fiscal 2020 measured against pre-established standards, as may be adjusted pursuant to the terms of the RPP (the “RPP Company Financial/EPS Goal”);

•	achievement of financial goals in their respective business units (“RPP Business Financial Goals”); and

•	achievement of individual performance objectives (“RPP Individual Performance Goals”).

RPP Company Financial/EPS Goal

Under the RPP, the Compensation Committee may adjust the RPP Company Financial/EPS Goal for the following factors (which factors have been pre-established by the Compensation Committee):

•	acquisitions and new business ventures (based on the approved model) not initially considered when developing the goal, including:

➢	the effect of accretion or dilution relating to unbudgeted acquisitions (or dispositions), but only for the first 12 months following the transaction (or shorter time period, if applicable);

➢	any gain, loss or expense related to the disposal of a business or discontinued operations that was not previously considered when developing the RPP goal;

➢	unbudgeted acquisition and professional fees and expenses related to closed acquisitions or dispositions incurred in the year of the acquisition or disposition, but only for that year; and

➢

unbudgeted acquisition and professional fees and expenses relating to individual unclosed acquisitions or dispositions, where such fees and expenses exceed $300,000, in which case all such fees and expenses (from the first dollar) shall be excluded;

•	capital transactions (including capital stock repurchases);

•	other differences in budgeted average outstanding shares (other than those resulting from capital transactions referred to above);

•

restructuring costs incurred related to publicly announced restructuring plans and separately identified in the Company’s periodic filings, to the extent the adjustment was not already contemplated in the goal;

•	the financial impact, either positive or negative, of the changes in foreign exchange rates from the rates used in setting the budgeted EPS goal for the fiscal year;

•	changes in accounting principles or in applicable laws or regulations;

•	unforeseen events or circumstances affecting the Company;

•	judgments, settlements or other payments in connection with, or arising from, certain litigation matters as approved by the Compensation Committee;

•	the impact of any increase or decrease in tax rates in any country in which the Company derives greater than 5% of its net income;

•	expenses related to any LTIP awards (performance-based or time-based) granted in the second half of 2020; and

•	expense related to any modification of previously granted performance-based awards.

Additionally, the Compensation Committee may further adjust the goal for any other unforeseen event or other facts and circumstances beyond the control of the Company, by an amount equal to a reasonable estimate of the expected accretion or dilution, based on information provided to them by executive management. In the event the Compensation Committee makes adjustments in accordance with the preceding sentence, the Compensation Committee in its sole discretion will determine the RPP award payouts that correspond to the levels of achievement of the adjusted goal. The Compensation Committee may award all or a portion of a RPP award upon the attainment of any goals (including the applicable predefined goals). The Compensation Committee or the Chief Executive Officer (solely with respect to non-executive officers) may also grant discretionary awards under the RPP.

In September 2020, the Compensation Committee set the 2020 Company Financial/EPS Goal under the RPP for the third and fourth quarters of fiscal 2020 at $0.57, representing the target goal designed to result in a RPP award payout equal to 100% (which amount would equal to 60% of the target award under the PIP for each participant who received an award under the PIP for fiscal 2020). Similar to previous years, the Compensation Committee completed a pre-defined process to adjust the goal and to approve the adjustments that will be applied to the actual results, in each case, based on adjustments authorized under the RPP. For the 2020 RPP, no adjustments were made to the RPP Company Financial/EPS Goal.

During the first quarter of 2021, the Chief Executive Officer reviewed the relevant financial and operating performance achievements of the Company and its business units, as well as the individual performance of the participating officers (other than himself), against the RPP performance goals that had been previously established, and submitted proposed RPP payouts for the participating officers to the Compensation Committee for review and approval.

Our actual EPS (as adjusted) in the third and fourth quarters of 2020, as approved by the Compensation Committee, was $2.03. This achievement was 356% above the target amount and resulted in a maximum payout of 150% of the 2020 Company Financial/EPS Goal portion of the RPP award set by the Compensation Committee under the 2020 RPP. RPP awards for the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.”

RPP Business Financial Goals and RPP Individual Performance Goals for Named Executive Officers (other than CEO)

The weight (expressed as a percentage of the RPP target payout) for each component of the RPP awards for the Named Executive Officers (other than Mr. Bergman) is as follows:

	RPP Company Financial/EPS Goal	RPP Business Financial Goals	RPP Individual Performance Goals
James P. Breslawski Vice Chairman, President	35%	45%	20%
Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	60%	20%	20%
Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	60%	20%	20%
Mark E. Mlotek Executive Vice President and Chief Strategic Officer	60%	20%	20%

RPP Business Financial Goals and RPP Individual Performance Goals vary for each Named Executive Officer as the goals reflect each executive’s specific role and function. Financial measures included in such goals are calculated based on generally accepted accounting principles and adjusted in a manner similar to adjustments made to the RPP Company Financial/EPS Goal (as described below).

RPP Business Financial Goals and RPP Individual Performance Goals are designed to motivate executive officers to achieve challenging, but attainable second half of fiscal 2020 goals for talented executives during an unprecedented and arduous time. The maximum payout percentage under the RPP for the Named Executive Officers is 150% for the RPP Company Financial/EPS Goal, ranges from 125% to 200% for the RPP Business Financial Goal (depending on the specific category of RPP Business Financial Goal applicable to such Named Executive Officer) and is 115% for the RPP Individual Performance Goals.

For each Named Executive Officer (other than Mr. Bergman whose annual incentive compensation is described below), the RPP Business Financial Goals and RPP Individual Performance Goals are as follows:

Mr. Breslawski:

•	RPP Business Financial Goal (45%). This goal measures actual achievement against the target goal of operating income attributable to the Global Dental Group and Henry Schein One, LLC.

•

RPP Individual Performance Goals (20%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) business operations goals related to the COVID-19 pandemic; (ii) human capital matters related to the COVID-19 pandemic; (iii) e-commerce enhancements and information technology developments; and (iv) develop awareness of the Company’s diversity and inclusion goals.

Mr. Paladino:

•	RPP Business Financial Goal (20%). This goal measures actual achievement against the target goal of the expense budget for the Company’s Corporate Finance Group.

•

RPP Individual Performance Goals (20%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) capital resource efficiencies; (ii) human capital matters related to the COVID-19 pandemic; (iii) strategic planning and business development initiatives; (iv) internal controls; (v) accounting processes and tax planning; and (vi) develop awareness of the Company’s diversity and inclusion goals.

Mr. Benjamin:

•	RPP Business Financial Goals (20%). These goals measure actual achievement of targeted expense budgets for the Company’s Global Services Group.

•

RPP Individual Performance Goals (20%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) supply chain goals related to the COVID-19 pandemic; (ii) human capital matters related to the COVID-19 pandemic; (iii) completion of the transition services agreement entered into in connection with the spin-off and merger of our Animal Health business in February 2019 creating Covetrus, Inc., a separate publicly traded corporation (the “Spin-Off”), which ended in December 2020; and (iv) develop awareness of the Company’s diversity and inclusion goals.

Mr. Mlotek:

•	RPP Business Financial Goal (20%). This goal measures actual achievement against the target goal of the Corporate Business Development Group expenses.

•

RPP Individual Performance Goals (20%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) key initiatives related to the COVID-19 pandemic; (ii) human capital matters related to the COVID-19 pandemic; (iii) e-commerce enhancements and information technology development; (iv) business development projects; (v) strategic planning and initiatives; and (vi) develop awareness of the Company’s diversity and inclusion goals.

Annual Incentive Compensation for CEO under the RPP

Mr. Bergman’s annual incentive compensation under the RPP for 2020 was based solely on the achievement of the RPP Company Financial/EPS Goal.

Long-Term Equity-Based Awards

The Company and the Compensation Committee believe that long-term equity-based awards are an important factor in aligning the long-term financial interest of the officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of the design and administration of the Company’s executive compensation program.

Type of Award - Restricted Stock Units

Under the Company’s long-term incentive program (“LTIP”) pursuant to the 2020 Stock Incentive Plan (formerly known as the 2013 Stock Incentive Plan), the current method of allocating the equity-based awards solely to restricted stock units is designed to use fewer shares as compared to “appreciation-based” awards (such as stock options) while continuing to provide long-term incentives with a strong retention component to participants.

Vesting

Performance-based restricted stock units generally vest 100% on the third anniversary of the grant date (three-year cliff vesting) and time-based restricted stock units generally vest 100% on the fourth anniversary of the grant date (four-year cliff vesting), in each case provided that no termination of service had occurred (except that the grants provide for pro-rated or accelerated vesting if termination of employment is due to retirement, death or disability, or termination without cause following a change in control (as defined in the 2020 Stock Incentive Plan)). (See “Pay Levels and Benchmarking” set forth below.) For all participants under the 2020 Stock Incentive Plan, other than executive officers and other executive management, the restricted stock units are allocated as 50% performance-based awards and 50% time-based awards. Mr. Bergman receives his awards of restricted stock units as 100% performance-based awards. Executive officers (other than Mr. Bergman) and other executive management generally receive 65% of their awards in the form of performance-based restricted stock units and 35% of their awards in the form of time-based restricted stock units.

None of our outstanding LTIP awards provide for single trigger acceleration of restricted stock units upon a change in control. Instead, in connection with a change in control, all outstanding restricted stock units granted to our executive officers vest automatically upon a participant’s termination of employment by the Company without cause or by the participant for good reason (and for Mr. Bergman, also for retirement) occurring within two years after the change in control or in certain cases within 90 days prior to a change in control or after the first public announcement of a pending change in control. (See “Post Termination and Change in Control Calculation” table below and the accompanying footnotes.) Further, these awards are subject to a clawback policy whereby the Company has the right to recoup from the participant, including the Named Executive Officers, and the participant is required to repay to the Company, an amount equal to the fair market value of the aggregate shares of restricted stock units payable to the participant if the participant engages in a competitive activity (as defined in the award agreement) or violates a non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date but on or prior to the first anniversary of such payment date.

Grant Date

All grants are issued on the date they are approved by the Compensation Committee, except with respect to new hires and Mr. Bergman’s inducement restricted stock unit award granted in connection with the renewal of his employment agreement, where the grant date is a fixed date after the date on which such grant is approved by the Compensation Committee.

Performance Criteria

At the time the LTIP performance-based goal is set, it is substantially uncertain that the goal will be achieved. As the Company continues to grow, we continue to tie the performance goals to the Company’s earnings per share at growth rates that we believe exceed market growth for the markets in which we operate and reflect economic conditions. The Compensation Committee sets the maximum payout for time-based and performance-based restricted stock unit awards at 100% and 150%, respectively.

In December 2019, the Compensation Committee undertook a review of the performance metrics to be used in our performance-based LTIP awards for 2020. As part of this review, the Compensation Committee considered a number of factors including (i) market data for companies with revenues between $8 billion and $12 billion and peer group companies practices and (ii) the advantages and disadvantages of potential performance metrics evaluated against the performance objectives of the LTIP. Following consideration of these factors, the Compensation Committee concluded that it was in the best interest of the Company and its stockholders to continue to use three-year cumulative earnings per share as the metric for the LTIP because such metric (i) is reflective of the key metric that the Board of Directors uses to assess the Company’s performance, (ii) clearly summarizes the earnings generated for stockholders and focuses on return to the stockholders, (iii) is sufficiently different from our short-term incentive plan (i.e., RPP) metric because our long-term equity plan metric is a three-year cumulative earnings per share goal as opposed to a one-year goal and (iv) is a metric used by a significant number of large companies as the performance factor for their respective long-term equity plans.

Additionally, pursuant to the 2020 LTIP, the Compensation Committee is required to adjust the EPS performance goal for the following factors (which factors have been pre-established by the Compensation Committee):

•	acquisitions and new business ventures (based on the approved model) not initially considered when developing the goal including:

➣	the effect of accretion or dilution relating to unbudgeted acquisitions (or dispositions), but only for the first 12 months following the transaction (or shorter time period, if applicable);

➣	any gain, loss or expense related to the disposal of a business or discontinued operations that was not previously considered when developing the goal;

➢	unbudgeted acquisition and professional fees and expenses related to closed acquisitions or dispositions incurred in the year of the acquisition or disposition, but only for that year; and

➢

unbudgeted acquisition and professional fees and expenses relating to individual unclosed acquisitions or dispositions, where such fees and expenses exceed $300,000, in which case the effect of all such fees and expenses (from the first dollar) shall be excluded in the year of the acquisition or disposition, but only for that year;

•	capital transactions (including capital stock repurchases);

•	other differences in budgeted average outstanding shares other than those resulting from capital transactions referred to above;

•

restructuring costs incurred related to publicly announced restructuring plans and separately identified in the Company’s periodic filings, to the extent the adjustment was not already contemplated in the goal;

•	the financial impact, either positive or negative, of the changes in foreign exchange rates from the rates used in setting the three year performance goal;

•	changes in accounting principles or in applicable laws or regulations;

•	judgments, settlements or other payments, each exceeding $100,000, in connection with, or arising from, litigation matters; and

•	the impact of any increase or decrease in tax rates in any country in which the Company derives greater than 5% of its net income.

Although some companies use relative total shareholder return as a performance metric, the Compensation Committee does not believe such metric is appropriate for the Company’s circumstances at this time because such metric (i) does not clearly summarize the earnings generated for stockholders (e.g., earnings per share), (ii) tends to reward stock price volatility and can penalize a company that has demonstrated consistency in long-term performance, (iii) is measured on a relative basis so it is highly dependent on the peer group chosen and we believe a selection of an appropriate peer group would be difficult for the purpose of measuring relative total shareholder return due to size, types of businesses the Company is involved in, business differentials and consolidation of companies within the industry (e.g., companies selected for the peer group at the beginning of the period may be merged into other companies by the end of the three-year period which may skew results), (iv) provides for payouts in negative return scenarios so long as the Company outperforms its peer group (i.e., the executive may receive a high payout while stockholders are losing value) and (v) studies have shown that relative total shareholder return does not result in better performance.

As evidenced by the Company’s long-term historical stock performance and financial results, LTIP performance criteria of three-year cumulative earnings per share has been an effective incentive for our executive officers. For all the reasons stated above, the Compensation Committee believes it is in the best interest of the Company and its stockholders to use three-year cumulative earnings per share as the performance metric for its long-term equity awards.

Performance-Based Restricted Stock Unit Awards

During the first quarter of each calendar year, the Compensation Committee sets the three-year cumulative earnings per share as the target goal designed to result in a payout equal to 100% under the performance-based restricted stock unit awards to be granted during such year. The Compensation Committee set the target goal for the awards granted in 2018, 2019 and 2020 by excluding restructuring costs. Similar to previous years, the Company completed a pre-defined process to adjust goals and to approve the adjustments that will be applied to the actual results, in each case, based on adjustments required under the LTIP. With respect to outstanding performance-based restricted stock unit awards granted in 2018, 2019 and 2020, the goal was adjusted for the effects during fiscal 2020 of impact of acquisitions, certain capital transactions (including capital stock repurchases) and the changes in foreign exchange rates from the rates used in setting the goal. Accordingly, the Compensation Committee decreased the three-year EPS performance goal for the performance-based restricted stock units granted in 2018 by 0.5%, decreased the three-year performance goal for the performance-based restricted stock units granted in 2019 by 0.3%, and increased the three-year performance goal for the performance-based restricted stock units granted in 2020 by 0.3%. The adjustments to the 2018 and 2019 performance goals were primarily attributable to the impact of acquisitions and changes in foreign exchange rates, partially offset by capital stock repurchases. The adjustments to the 2020 performance goal were primarily attributable to capital stock repurchases, partially offset by the impact of acquisitions. These adjustments were reviewed and approved by the Compensation Committee.

On March 3, 2020 (prior to COVID-19 being declared a global pandemic), the Compensation Committee decided to increase the value of the 2020 LTIP restricted stock unit awards for participants in the LTIP, including the Named Executive Officers, as compared to the value of their awards in 2019 by 7.5% to reflect competitive market data with respect to equity pay practices, encourage employee retention and partially restore a 15% reduction on the value of LTIP awards that was made in 2018. On March 3, 2020, Mr. Bergman was granted 56,770 restricted stock units with a grant date fair value of $3,438,000, Mr. Breslawski was granted 25,957 restricted stock units with a grant date fair value of $1,572,000, each of Messrs. Paladino and Benjamin was granted 24,322 restricted stock units with a grant date fair value of $1,473,000 and Mr. Mlotek was granted 22,704 restricted stock units with a grant date fair value of $1,375,000. Each such grant was made under the Company’s 2020 Stock Incentive Plan. Mr. Bergman’s grant was 100% performance-based with three-year cliff vesting and the grants for Messrs. Breslawski, Paladino, Benjamin and Mlotek were 65% performance-based with three-year cliff vesting and 35% time-based with four-year cliff vesting.

On February 14, 2020, the performance-based portion of the special equity award made to Mr. Bergman on May 25, 2016 in connection with the renewal of his employment agreement in 2016 (“May 2016 Grant”) vested. The time-based portion of such award vested on December 31, 2019. Mr. Bergman’s May 2016 Grant was based on the same performance factor as the Company’s 2017 LTIP performance-based awards. On March 6, 2020, the 2017 LTIP performance-based awards made to the Named Executive Officers (including Mr. Bergman) vested. With respect to both Mr. Bergman’s May 2016 Grant and the 2017 LTIP performance-based awards, on March 5, 2017, the Compensation Committee set the three-year cumulative EPS at $11.61 (adjusted for the effects the Company’s two-for-one stock split of its common stock that occurred in September 2017, referred to as the “2017 Stock Split” and the Spin-Off), representing the target goal designed to result in an LTIP award payout equal to 100%. Similar to previous years, the Compensation Committee completed a pre-defined process to adjust the goal and to approve the adjustments that were made to the actual results, in each case, based on adjustments authorized under the 2017 LTIP. For the 2017 LTIP performance-based awards (and Mr. Bergman’s May 2016 Grant performance-based award), the goal was adjusted to account for the effects during fiscal 2019 of the impact of acquisitions and dispositions including the Spin-Off, certain capital transactions (including capital stock repurchases) and the changes in foreign exchange rates from the rates used in setting the goal. The three-year cumulative EPS performance goal for the performance-based restrictive stock units granted under the 2017 LTIP was $11.32 (as adjusted) and the actual three-year cumulative EPS was $11.14 (as adjusted). On February 14, 2020, Mr. Bergman’s May 2016 Grant performance-based award vested. On March 6, 2020, the Company’s 2017 LTIP performance-based awards vested. Both awards vested with an achievement of 98.4% of the EPS performance goal and a payout awarded in shares of Company common stock equal to 83.9% of the original number of shares/units (adjusted for the effects of the Company’s 2017 Stock Split and the Spin-Off) underlying the award granted (based on target goal performance).

On March 2, 2021, the 2018 LTIP performance-based awards vested. With respect to such awards, on March 2, 2018, the Compensation Committee set the three-year cumulative EPS at $13.38, representing the target goal designed to result in an LTIP award payout equal to 100%. Similar to previous years, the Compensation Committee completed a pre-defined process to adjust the goal and to approve the adjustments that were made to the actual results, in each case, based on adjustments authorized under the 2018 LTIP. For the 2018 LTIP performance-based awards, the goal was adjusted to account for the impact of acquisitions and dispositions, including the Spin-Off; certain capital transactions (including capital stock repurchases); and the effects of changes in foreign exchange rates from the rates used in setting the goal. The three-year cumulative EPS performance goal for the performance-based restricted stock units granted under the 2018 LTIP was $11.37 (as adjusted) and the actual three-year cumulative EPS was $10.46 (as adjusted). On March 2, 2021, such awards vested with an achievement of 92% of the EPS performance goal and a payout awarded in shares of Company common stock equal to 20% of the original number of shares/units (adjusted for the effects of the Company’s 2017 Stock Split and the Spin-Off) underlying the award granted (based on target goal performance).

The payout under the performance-based restricted stock units granted under the 2018 LTIP was negatively impacted by the global COVID-19 pandemic. Given the significance of the impact of the pandemic on the Company’s three-year EPS goal under such equity award and the contributions made by the Company’s TSMs (including those who received such award), on March 3, 2021, the Compensation Committee granted a Special Pandemic Recognition Award to recipients of performance-based restricted stock units under the 2018 LTIP who were employed by the Company on the grant date of the Special Pandemic Recognition Award (March 3, 2021). The value of such award for each recipient was determined based on 55% of that recipient’s original number of performance-based restricted stock units awarded under the 2018 LTIP (adjusted for the Spin-Off). The restricted stock granted under the Special Pandemic Recognition Award will vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date, subject to continued employment over the respective time period. The combination of the 20% payout based on actual performance of the 2018 LTIP and the one-time Special Pandemic Recognition Award granted in 2021 will generate a cumulative payout of 75% of each recipient’s original number of performance-based restricted stock units awarded in 2018 if the recipient satisfies the two-year vesting schedule commencing in 2021. In approving the one-time Special Pandemic Recognition Award, the Compensation Committee recognized that the COVID-19 pandemic created the most difficult business challenge the Company has faced, and management’s dedication and hard work to meet the challenge.

Benefits and Perquisites

The Company’s executive compensation program also includes benefits and perquisites. These benefits include annual matching contributions of up to 7% of base salary to executive officers’ 401(k) Plan accounts, annual allocations to the Company’s SERP accounts, health benefits, annual executive health physicals, automobile allowances, life insurance coverage, disability and business travel insurance. As part of the Company’s initiatives to reduce costs due to the impact of COVID-19, the Compensation Committee suspended the Company matching contributions under our 401(k) Plan and contributions under the SERP for the second half of fiscal 2020, the annual executive health physicals were put on hold from April 22, 2020 through December 31, 2020, and the automobile allowances were reduced proportionally during the period that our Named Executive Officers forfeited all or a portion of their base salaries. The Company also maintains a deferred compensation plan (the “Deferred Compensation Plan”) under which the Named Executive Officers may participate. The Company does not make any contributions to the Deferred Compensation Plan and all amounts outstanding under the Deferred Compensation Plan consist solely of participant contributions. The Company annually reviews these benefits and perquisites and makes adjustments as warranted based on competitive practices and the Company’s performance.

A portion of the administrative services provided to Mr. Bergman has been determined to be non-business related and such portion is included in his taxable income as additional compensation. The administrative services include clerical and secretarial assistance designed primarily to minimize the amount of time Mr. Bergman devotes to administrative matters other than Company business, to provide opportunities for Mr. Bergman to undertake, among other things, philanthropic causes, social responsibility activities and non-business-related leadership roles. The Compensation Committee has approved these benefits and perquisites as a reasonable component of the Company’s executive officer compensation program in light of historical and competitive market practices. (See the “All Other Compensation” column in the Summary Compensation Table.)

From time to time, the Company utilizes hourly leased aircraft to efficiently optimize management’s time for business travel. If seating is available, the Company permits an executive’s spouse or other guests to accompany the executive on the flight. In all cases, if the aircraft is used for personal purposes, the executive reimburses the Company the value of the personal usage of the aircraft at the greater of the imputed income under SEC rules and the Standard Industry Fare Level (SIFL) value under Internal Revenue Service regulations.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards without encouraging inappropriate risk-taking by our executive officers. By following this approach, we provide the executive a measure of security with a minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and its stockholders, and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual incentive program (i.e., the RPP for fiscal 2020) and our annual LTIP likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For executive officers, the mix of compensation is weighted heavily toward at-risk pay (performance-based annual incentives and long-term incentives). Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives, which is aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market.

Our pay mix has resulted in a team of long-tenured, seasoned managers who we believe have a strong commitment to the Company’s long-term performance.

Pay Levels and Benchmarking

Pay levels for executive officers are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

The Compensation Committee assesses “competitive market” compensation using a number of sources. One of the data sources used in setting competitive market levels for the executive officers is the information publicly disclosed by a peer group of the Company, which is reviewed annually and may change from year to year. The peer group of companies is set by the Compensation Committee and consists of companies engaged in the distribution and/or manufacturing of healthcare products or industrial equipment and supplies. The Compensation Committee determines the peer group of companies based on the following considerations, among other things: (i) Standard Industrial Classification or SIC codes; (ii) Global Industry Classification System or GICS; (iii) companies identified by Hoover’s, Inc. as our peer companies; (iv) companies listed as peers by our current list of peer companies; and (v) company size, including, among other things size by market capitalization, revenue and number of employees. Based on such analysis, the Compensation Committee determined that the peer group of companies used for fiscal 2020 should remain unchanged from the peer group used for fiscal 2019. Accordingly, the fiscal 2020 peer group includes the following companies: AmerisourceBergen Corporation, Cardinal Health, Inc., Community Health Systems, Inc., DaVita Inc., Dentsply Sirona Inc., Fastenal Company, Laboratory Corp. of

America Holdings, MSC Industrial Direct Co., Inc., Owens & Minor, Inc., Patterson Companies, Inc., Quest Diagnostic, Inc. and W.W. Grainger, Inc. At management’s direction, Willis Towers Watson, a professional services/human resources consulting company, prepares a survey containing the peer group analysis and comparative data for companies with revenues between $8 billion and $12 billion for the Company. This information is shared with the Compensation Committee and the Compensation Committee reviews such information with Pearl Meyer, an independent compensation consultant.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation goals based on the need to attract, motivate and retain an experienced and effective management team.

Relative to the competitive market data, the Compensation Committee generally intends that the base salary, target annual incentive compensation and equity-based compensation for each executive will be at the median of the competitive market.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay goals for specific individuals vary based on a number of factors such as scope of duties, potential for advancement, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

Conclusion

The level and mix of compensation that is finally decided upon by the Compensation Committee is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages is within the competitive range of practices when compared to the objective comparative data even where subjective factors may have influenced the compensation decisions.

Post Termination and Change in Control

The Company believes that a strong, motivated management team is essential to the best interests of the Company and its stockholders. To that end, we have an employment agreement with Mr. Bergman (which includes a change in control provision) and we have had change in control agreements with certain executive officers (including the Named Executive Officers, other than Mr. Bergman) since 2003, which were amended in 2012 to, among other things, eliminate the gross-up for excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). These agreements provide for certain payments to be made upon termination of employment under certain circumstances, including if the executive’s employment is terminated by the Company without cause or by the executive for good reason within two years following a change in control of the Company. (See “Employment and Letter Agreements and Post Termination and Change in Control Arrangements” under “Executive and Director Compensation” for a discussion of these agreements.) The Company does not provide any tax gross-ups to our executive officers (other than for relocation expenses).

Stock Ownership Policy

The Board of Directors believes that, to align the interests of the executive officers, other executive management and directors of the Company with the interests of the stockholders of the Company, the executive officers, other executive management and directors should have a financial stake in the Company. The Nominating and Governance Committee adopted a policy requiring (i) the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of six times his annual base salary, (ii) each executive officer or other executive management who reports directly to the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of three times such executive officer’s annual base salary and (iii) each executive officer or other executive management who does not report directly to the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of two times such person’s annual base salary (the “Minimum Ownership Policy”). Newly appointed executive officers and or other executive management will have five years from the date of their appointment to comply with the Company’s stock ownership policy. Upon request, the Nominating and Governance Committee may consider whether exceptions should be made for any such person on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Nominating and Governance Committee. Equity includes: shares of any class of capital stock; shares of vested restricted stock; unexercised vested options; vested shares of common stock held in such executive officer’s 401(k) Plan account; warrants or rights to acquire shares of capital stock; and securities that are convertible into shares of capital stock; provided that an amount equal to at least 20% of such person’s annual base salary must be owned by such person in the form of shares of common stock. The stock ownership policy for non-employee directors of the Company is set forth under “Executive and Director Compensation—Director Compensation for Fiscal 2020—Stock Ownership Policy.”

Further, as a guideline, executive officers and other executive management may only sell up to 75% of the equity value above the ownership requirement. Also, an executive officer’s or other executive management’s equity in the Company may not be sold until such person satisfies the Company’s stock ownership policy.

In February 2019, the Nominating and Governance Committee reviewed the impact of the Spin-Off on the stock ownership policy for executive officers and other executive management. The Nominating and Governance Committee approved, for a two-year period commencing as of February 7, 2019 (the closing of the Spin-Off) and ending on February 7, 2021 (the second anniversary of the closing of the Spin-Off), the suspension of the Minimum Ownership Policy with respect to those executive officers and other executive management who would otherwise fail to satisfy the stock ownership policy solely as a result of the Spin-Off (it being understood that all other sections of the stock ownership policy continue in full force and effect following the Spin-Off).

All executive officers and other executive management are in compliance with the Company’s stock ownership policy.

The Company also prohibits hedging or other derivative transactions and pledging of Company stock by its executive officers and other executive management.

Incentive Compensation Recoupment (Clawback) Policy

On March 1, 2016, upon recommendation of the Compensation Committee, the Board of Directors adopted a clawback policy, effective as of February 1, 2016, to allow the Company to recoup cash and equity incentive compensation awarded or granted after the policy’s effective date to Named Executive Officers and other executive officers and executive management designated by the Board of Directors. In the event a restatement of the Company’s financial statements is required due to material noncompliance with any accounting requirements, the recoupment applies to incentive compensation earned during the prior three-year period that is in excess of the amount that would have been paid or awarded had such incentive compensation been calculated based on the restatement results. The policy applies regardless of fault in the circumstances leading to the restatement.

Impact of Tax and Accounting

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, grants of options, restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the awards being issued. For restricted stock units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares/units granted. Nearly all equity grants made from March 2009 through the end of the Company’s fiscal 2020 year have been awards of restricted stock units. This expense is amortized over the requisite service period, or vesting period of the instruments. The Compensation Committee is mindful of the fact that, with respect to options, the accounting charge is not reversible should the option expire with a market price less than the exercise price.

Section 162(m) of the Code generally limits the deductibility of compensation in excess of $1 million in any taxable year paid to Named Executive Officers. The Compensation Committee generally expects that compensation paid to the Named Executive Officers in excess of $1 million will not be deductible, subject to an exception for compensation provided pursuant to a binding written contract in effect as of November 2, 2017 that has not been materially modified.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K.

THE COMPENSATION COMMITTEE
Barry J. Alperin, Chairperson
Deborah Derby
Joseph L. Herring
Bradley T. Sheares, Ph.D.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

Our executive officers and their ages and positions as of March 18, 2021 are:

Name	Age	Position
Gerald A. Benjamin	68	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	71	Chairman, Chief Executive Officer, Director
James P. Breslawski	67	Vice Chairman, President, Director
Michael S. Ettinger	59	Senior Vice President, Corporate & Legal Affairs and Chief of Staff, Secretary
Mark E. Mlotek	65	Executive Vice President, Chief Strategic Officer, Director
Steven Paladino	63	Executive Vice President, Chief Financial Officer, Director
Walter Siegel	61	Senior Vice President and General Counsel

The biographies for Messrs. Benjamin, Bergman, Breslawski, Mlotek and Paladino follow the table listing our directors under “Proposal 1—Election of Directors” set forth above. Biographies for our other executive officers are:

MICHAEL S. ETTINGER has been with the Company since 1994, and in his current position as Senior Vice President, Corporate & Legal Affairs and Chief of Staff, Secretary since 2015. He is also a member of our Executive Management Committee. Mr. Ettinger oversees all activities in the legal and regulatory functions, the work of the Company’s global communications team, government relations, and the operations of the Office of the CEO, including Henry Schein Cares, the Company’s global corporate social responsibility program. In addition, Mr. Ettinger manages the Company’s corporate secretary function. Mr. Ettinger is a member of the board of directors of the Henry Schein Cares Foundation, Inc. Prior to his current position, Mr. Ettinger served as Senior Vice President, Corporate & Legal Affairs and Secretary from 2013 to 2015; Corporate Senior Vice President, General Counsel & Secretary from 2006 to 2013; Vice President, General Counsel and Secretary from 2000 to 2006; Vice President and Associate General Counsel from 1998 to 2000 and Associate General Counsel from 1994 to 1998. Before joining the Company, Mr. Ettinger served as a senior associate with Bower & Gardner and as a member of the Tax Department at Arthur Andersen.

WALTER SIEGEL has been with the Company since 2013 as Senior Vice President and General Counsel. He is also a member of our Executive Management Committee. Mr. Siegel directs the Company’s worldwide legal and regulatory functions and activities, advising the Company on a broad range of legal and regulatory matters affecting various business units, including, among other things, mergers and acquisitions, litigation, intellectual property, SEC reporting and regulatory diligence and compliance. He also manages input from outside counsel on corporate and litigation matters, and oversees and participates in drafting a broad range of commercial documents and contracts between the Company’s business units (and affiliates) and third parties. Mr. Siegel brings to the Company a diverse and wide background of legal expertise, including mergers and acquisitions, partnerships, securities, litigation and regulatory matters. From 2005 to 2012, Mr. Siegel held positions of increasing responsibility, including Senior Vice President, General Counsel and Secretary, for Standard Microsystems Corporation, a publicly traded global semiconductor company.

Other Executive Management

Other members of our executive management and their ages and positions as of March 18, 2021 include:

Name	Age	Position
David Brous.	52	President, Strategic Business Units Group and Asia Pacific & Brazil Dental
Brad Connett	62	President, U.S. Medical Group
Jonathan Koch	46	Senior Vice President and Chief Executive Officer, Global Dental Group
Lorelei McGlynn	57	Senior Vice President, Chief Human Resources Officer
James Mullins	56	Senior Vice President, Global Services
Christopher Pendergast	58	Senior Vice President, Chief Technology Officer
Michael Racioppi	66	Senior Vice President, Chief Merchandising Officer
René Willi, Ph.D.	53	President Global Dental Surgical Group

Biographies for such other members of our executive management are:

DAVID BROUS has been with the Company since 2002 and in his current position as President, Strategic Business Units Group and Asia Pacific & Brazil Dental since 2019. In this capacity, Mr. Brous leads many of the Company’s manufacturing and specialty distribution businesses as well as the Asia Pacific and Brazil regions of Henry Schein’s Global Dental Distribution Group. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Brous held many positions within the Company, including leading and managing the Corporate Business Development Group and the International Healthcare Group (managing our International Animal Health business, International Medical business and Australia/New Zealand Dental business). In his role managing the Strategic Business Units, Mr. Brous leads the Company’s portfolio of manufacturing and specialty businesses, including our orthodontics and endodontics platforms. He is also responsible for select joint ventures and other specialty projects. In his role managing Asia Pacific and Brazil regions, Mr. Brous leads the Company’s distribution platforms for those markets.

BRAD CONNETT has been with the Company since 1997, and in his current position as President of Henry Schein’s U.S. Medical Group, one of the nation’s leading providers of products and services to physician offices, urgent care clinics, retail clinics, freestanding emergency rooms, integrated delivery networks, ambulatory surgery centers, and other alternate care sites, since February 2019. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Connett held positions of increasing responsibility at the Company. Mr. Connett is responsible for leading the Medical group’s strategic direction, management and business performance, including sales, marketing, operations, business development and technology solutions. Throughout his career, he has received numerous industry honors, including the John F. Sasen Leadership Award from the Health Industry Distributors Association (HIDA) in recognition of his service to the industry, and induction into the Medical Distribution Hall of Fame by Repertoire Magazine.

JONATHAN KOCH has been with the Company since 2018 as Senior Vice President and Chief Executive Officer, Global Dental Group. He is also a member of our Executive Management Committee. He is responsible for overall leadership of the Global Dental Group, including strategic direction, management and business performance as well as sales, marketing, operations, business development and technology solutions. Mr. Koch brings to Henry Schein a significant track record in leading high-performing and high-profit teams and transforming businesses as company and industry dynamics redefine success. Before joining the Company, he was a senior executive at Laboratory Corporation of America Holdings (LabCorp), a leading health care diagnostics company. Prior to joining the Company, he served as Executive Vice President and Group President of Covance Clinical Development & Commercialization Services, leading more than 11,000 Team Schein Members in over 60 countries. Prior to that, Mr. Koch was Executive Vice President and Group President of Covance Research and Development Laboratories. Prior to Covance, Mr. Koch spent nine years with Charles River Laboratories in various roles of increasing responsibility and scope, ranging from functions such as finance, contracts, proposal development for operating groups that included project management, clinical monitoring and medical affairs.

LORELEI MCGLYNN has been with the Company since 1999, and in her current position as Senior Vice President, Chief Human Resources Officer since 2013. She is also a member of our Executive Management Committee. Since joining Henry Schein in 1999, Ms. McGlynn has served as Vice President, Global Human Resources and Financial Operations from 2008 to 2013, Chief Financial Officer, International Group and Vice President of Global Financial Operations from 2002 to 2008 and Vice President, Finance, North America from 1999 to 2002. Through these various roles with the Company, Ms. McGlynn attained significant global experience at Henry Schein’s operations around the world. In her current position, Ms. McGlynn is responsible for managing the

Company’s Global Human Resources function, including talent acquisition, organizational development, compensation, benefits and employee relations. In addition, Ms. McGlynn oversees Henry Schein’s Accounts Payable, Accounts Receivable and Payroll departments. Ms. McGlynn also leads and participates in numerous special projects, such as system integrations, software implementations, due diligence, Team Schein Member communications and global best practices. Prior to joining the Company, Ms. McGlynn served as Assistant Vice President of Finance at Adecco Corporation. Ms. McGlynn is a Certified Public Accountant, a Senior Professional in Human Resources and a SHRM – Senior Certified Professional.

JAMES MULLINS has been with the Company since 1988, and in his current position as Senior Vice President, Global Services since 2019. He is also a member of our Executive Management Committee. Mr. Mullins is responsible for leading global supply chain, the U.S. customer service function, acquisitions and integration activity for Global Services, and partnering with the Company’s specialty manufacturing business leaders to share best practices across the organization. Prior to holding his current position, Mr. Mullins held a number of key positions of increasing responsibility at Henry Schein, including Global Chief Customer Service Officer.

CHRISTOPHER PENDERGAST has been with the Company since 2018, as Senior Vice President and Chief Technology Officer. He is also a member of our Executive Management Committee. Mr. Pendergast brings more than 30 years of experience leading large-scale global IT organizations for companies experiencing growth through acquisition, global expansion and implementing new business models. His expertise includes leading organizations through transformational change, connecting IT to the needs of the business, converting digital complexity into strategy and aligning IT costs. Prior to joining the Company, Mr. Pendergast held global leadership roles, including Chief Technology Officer and Chief Information Officer, at VSP Global, which provides access to eye care and eyewear. During his 10 year tenure at VSP Global, he drove strategy and continuous transformation, optimization and modernization initiatives. Prior to VSP Global, he served in roles of increasing responsibility at Natural Organics, Inc., IdeaSphere Inc./Twinlab Corporation, Rohm and Hass and IBM Corporation.

MICHAEL RACIOPPI has been with the Company since 1992, and in his current position as Senior Vice President, Chief Merchandising Officer since 2008. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Racioppi served as President of the Medical Group from 2000 to 2008 and Interim President from 1999 to 2000, and Corporate Vice President from 1994 to 2008, with primary responsibility for the Medical Group, Marketing and Merchandising departments. Mr. Racioppi served as Senior Director, Corporate Merchandising from 1992 to 1994. He currently serves on the board of National Distribution and Contracting and he previously served on the board of the Healthcare Distribution Management Association and the Health Industry Distributors Association (HIDA). Before joining the Company, he was employed by Ketchum Distributors, Inc. as the Vice President of Purchasing and Marketing.

RENÉ WILLI, PH.D. has been with the Company since 2013, and in his current position as President, Global Dental Surgical Group since 2013. He is also a member of our Executive Management Committee. Prior to joining Henry Schein, Dr. Willi held senior level roles with Institut Straumann AG from 2005 to 2013, including as Executive Vice President, Surgical Business Unit. Prior to Straumann, he held roles of increasing responsibility in Medtronic Plc’s cardiovascular division from 2003 to 2005 and with McKinsey & Company as a management consultant from 2000 to 2003.

Summary Compensation Table for Fiscal 2020, Fiscal 2019 and Fiscal 2018

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	2020 2019 2018	$751,037 $1,458,423 $1,417,577	$0 $0 $0	$3,438,000 $9,648,000[5] $2,975,000	$0 $0 $0	$1,878,390 $2,998,027 $1,776,739	$0 $0 $0	$172,210[6] $318,494 $312,423	$6,239,637 $14,422,944 $6,481,739

James P. Breslawski Vice Chairman, President	2020 2019 2018	$604,341 $758,942 $737,654	$0 $0 $50,000	$1,572,000 $1,712,000 $1,360,000	$0 $0 $0	$705,713 $668,610 $516,408	$0 $0 $0	$57,106[7] $88,642 $88,289	$2,939,160 $3,228,194 $2,752,351

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2020 2019 2018	$476,743 $598,788 $582,096	$0 $0 $75,000	$1,473,000 $1,720,000 $1,275,000	$0 $0 $0	$614,385 $985,458 $644,925	$0 $0 $0	$42,153[7] $75,781 $74,977	$2,606,281 $3,380,027 $2,651,998

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	2020 2019 2018	$476,743 $598,788 $582,096	$0 $0 $30,000	$1,473,000 $1,720,000 $1,275,000	$0 $0 $0	$599,206 $924,852 $682,466	$0 $0 $0	$48,332[7] $78,112 $82,247	$2,597,281 $3,321,752 $2,651,809

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	2020 2019 2018	$476,743 $598,788 $582,096	$0 $0 $25,000	$1,375,000 $1,629,000 $1,190,000	$0 $0 $0	$557,631 $706,709 $615,426	$0 $0 $0	$44,557[7] $74,506 $71,202	$2,453,931 $3,009,003 $2,483,724

1 Reflects voluntary salary reductions made in response to the COVID-19 pandemic.

2 Represents additional incentive compensation (i.e., bonus) that was awarded at the discretion of the Compensation Committee.

3 Represents restricted stock units valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. These amounts do not necessarily reflect the actual value that may be realized by the Named Executive Officer upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 19 of the “Notes to Consolidated Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 26, 2020, as filed with the SEC on February 17, 2021. The maximum payout percentage for the 2020 LTIP awards is 150% for performance-based restricted stock units and 100% for time-based restricted stock units. (For Mr. Bergman such amount equals $5,157,000, for Mr. Breslawski such amount equals $2,082,900, for Messrs. Paladino and Benjamin such amount equals $1,951,725 and for Mr. Mlotek such amount equals $1,821,875.)

4 Represents annual incentive compensation (i.e., bonus) paid under the RRP. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a description of the RPP.

5 Includes performance-based restricted stock unit award (three-year cliff vesting) with a grant date fair value of $3,198,000 granted on March 5, 2019 in connection with the Company’s annual equity grant under its LTIP. Also includes an inducement restricted stock unit award granted to Mr. Bergman on September 9, 2019 with an aggregate grant date fair value of $6,450,000 in connection with the renewal of his employment agreement with half awarded in the form of a performance-based restricted stock unit award and the other half awarded in the form of a time-based restricted stock unit award.

6 Includes the following: (i) $19,500 matching contribution under 401(k) Plan account; (ii) $19,776 in excess life insurance premiums; (iii) $8,424 in SERP contribution; (iv) $1,425 in excess business travel insurance; (v) $2,901 in personal commuting expenses for use of the Company’s car service; (vi) $119,884 for the cost of providing administrative services to Mr. Bergman; and (vii) $300 for the cost of providing telephone services. The amount totaling $123,085 (under items (v), (vi) and (vii) above) was included on Mr. Bergman’s W-2 as additional compensation for which he is responsible for paying the applicable taxes. Pursuant to his employment agreement, Mr. Bergman is entitled to use of a Company automobile but Mr. Bergman did not use a Company automobile in fiscal 2020.

7 For each of Messrs. Breslawski, Paladino, Benjamin and Mlotek, includes the following: (i) $15,938 in automobile allowance; (ii) $19,500, $16,248, $16,248 and $16,248, respectively, in matching contribution under 401(k) Plan account; (iii) $408 in excess business travel insurance and (iv) $15,164, $9,559, $11,963 and $11,963, respectively, in excess life insurance premiums. For Mr. Breslawski, such amount also includes (i) $1,096 in SERP contribution and (ii) a $5,000 service award payment for 40 years of service with the Company. For Mr. Benjamin, such amount also includes $3,775 for the cost of an executive health exam.

CEO Pay Ratio

As a result of the rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, using certain permitted methodologies. There have been no changes in employee population or employee compensation arrangements in fiscal 2020 that we reasonably believe would result in a significant change in our pay ratio disclosure. Accordingly, as permitted by the rules, for fiscal 2020, we used the same median employee and methodology that we used for fiscal 2019, except that we used fiscal 2020 compensation in determining the compensation for our CEO and median employee for calculating the 2020 pay ratio, as described below.

To determine our median employee, we utilized data as of October 1, 2019 (the “Determination Date”). We excluded approximately 800 employees from the following six countries/territories, which represents approximately 4.5% of the Company’s total employee population: Chile, China, Hong Kong SAR, Mexico, Portugal and Thailand. For purposes of determining this exclusion, the Company had approximately 8,900 U.S. employees and approximately 9,200 non-U.S. employees as of the Determination Date.

Country/Territory	Approximate Number of Employees	Approximate Percentage of Total Population
Chile	24	0.13%
China	538	2.97%
Hong Kong SAR	71	0.39%
Mexico	3	0.02%
Portugal	11	0.06%
Thailand	168	0.93%

We then examined the 2019 total cash compensation, including base salary, overtime, bonus and commission (excluding benefits) for all individuals, excluding our CEO, who were employed by us on the Determination Date. We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis. We calculated annual base salary based on a reasonable estimate of hours worked during 2019 for hourly employees, and upon salary levels for the remaining employees. Other than the foregoing, we did not make any material assumptions, adjustments, or estimates with respect to total cash compensation. We annualized the total cash compensation for full-time employees who commenced work after January 1, 2019. We used a valid statistical sampling approach to estimate the total cash compensation for our median employee by selecting an employee whose total cash compensation was at or near the value of the median employee’s compensation.

After identifying the median employee based on total cash compensation, we calculated total annual compensation for that employee and the CEO using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table. We also added the value of employer provided health and welfare benefits and employer retirement contributions to both the CEO and the median employee compensation, as such benefits represent a significant component of our employees’ total compensation. In 2020, our CEO’s salary was reduced due to the business disruption of the COVID-19 pandemic.

The median employee’s total annual compensation (including health and welfare benefits and employer retirement contributions) in fiscal 2020 was $72,584. The CEO’s total annual compensation (including health and welfare benefits and employer retirement contributions) in fiscal 2020 was $6,255,338. Therefore, for fiscal 2020, the ratio of CEO pay to median employee pay was 86:1.

Employment and Letter Agreements and Post Termination and Change in Control Arrangements

Employment Agreement with the Chief Executive Officer

The Company and Mr. Bergman entered into an amended and restated employment agreement which became effective as of August 8, 2019. The employment agreement, as amended and restated, is substantially similar to Mr. Bergman’s prior employment agreement which was scheduled to expire on December 31, 2019, and includes the following revisions:

•	Term. The term is extended until December 31, 2022;

•

Equity Grant. A restricted stock unit award granted under the Company’s 2013 Stock Incentive Plan (now known as the 2020 Stock Incentive Plan) to Mr. Bergman, with an aggregate grant date fair value of $6,450,000 (“September 2019 RSU Award”). The September 2019 RSU Award was granted to induce Mr. Bergman to accept the terms of the amended and restated employment agreement;

•

Double Trigger Change in Control Equity Vesting. The “single trigger” vesting of equity awards as a result of a change in control is changed to a “double trigger” vesting provision for all outstanding and future equity awards (i.e., equity awards will vest if Mr. Bergman experiences a qualifying termination in connection with a change in control);

•	Change in Control Definition. The definition of “Change in Control” was changed to conform in certain respects to the definition contained in the 2013 Stock Incentive Plan and award agreements;

•	Release Requirement. The payment of severance and other post-termination benefits to Mr. Bergman is contingent on his execution and non-revocation of a release of claims; and

•

Cash Severance Calculation with respect to Incentive Compensation Component. The cash severance calculation is modified so that if Mr. Bergman’s termination occurs prior to payment of incentive compensation for the immediate preceding year, the last year in the three-year average annual incentive compensation component of severance will be based on the higher of actual performance and target level performance.

The employment agreement provides for Mr. Bergman’s continued employment as our Chairman of the Board of Directors and Chief Executive Officer until December 31, 2022, with successive one-year extensions, provided we give at least six months’ notice of extension to Mr. Bergman, subject to his refusal within 90 days after notice of extension. The employment agreement set Mr. Bergman’s annual base salary at $1,427,000, subject to increase from time to time. On March 3, 2020, the Compensation Committee set Mr. Bergman’s 2020 base salary at $1,510,000; however, Mr. Bergman agreed to a 100% Base Salary Reduction from April 6, 2020 through the first day of the fourth quarter of fiscal 2020 (September 28, 2020). In addition, his employment agreement provides that the Compensation Committee will establish a target annual incentive compensation opportunity for Mr. Bergman which will be a percentage of base salary determined based on the achievement of performance goals. (See “Compensation Structure—Pay Elements—Details—Long-Term Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on stock awards. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.) It also provides that Mr. Bergman will be entitled to participate in all benefit, welfare, perquisite, equity or similar plans, policies and programs generally available to our senior executive officers.

Pursuant to his employment agreement, if Mr. Bergman’s employment with us is terminated (i) by us without cause, (ii) by Mr. Bergman for good reason, (iii) as a result of his disability or (iv) as a result of a non-renewal of the employment term by us, Mr. Bergman will receive (a) all amounts then owed to him as salary, (b) the incentive compensation due to Mr. Bergman, if any, for the last full fiscal year prior to termination (if not previously paid), (c) a pro rata portion of the incentive compensation payable for the year of termination (based on actual achievement of performance goals), (d) accrued and unpaid vacation pay, and (e) all amounts or benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company, with the amounts described under clauses (b) and (c) above payable subject to Mr. Bergman (or, in the event of his death, his heirs or estate) executing and not revoking a general release of claims (“Release Requirement”). In the event of Mr. Bergman’s death, these amounts will be paid to Mr. Bergman’s heirs or estate. In addition, in the event Mr. Bergman’s employment is terminated for the reasons above, other than due to death, Mr. Bergman will receive, as severance pay, subject to the Release Requirement, a lump sum equal to 200% of his then annual base salary plus 200% of his average annual incentive compensation paid or payable with respect to the immediately preceding three fiscal years (provided that, in the event Mr. Bergman’s employment is terminated following the end of the most recently completed fiscal year but prior to the payment of the annual incentive compensation for such year, solely for purposes of calculating this severance amount, the annual incentive compensation for the most recent fiscal year shall be the higher of target level of achievement and actual level of achievement), and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions until the end of the year of the termination, less his vested account balance or accrued benefits under each retirement plan.

If Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death, subject to the Release Requirement, Mr. Bergman shall also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination and, due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. In addition, if Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death, subject to the Release Requirement, Mr. Bergman shall be entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile for a period of two years following his termination.

If Mr. Bergman resigns within two years following a change in control of the Company for good reason or if Mr. Bergman’s employment is terminated without cause within two years following a change in control or during a specified period in advance of a change in control, Mr. Bergman will receive, as severance pay and subject to the Release Requirement, in lieu of the foregoing, a pro rata portion of the annual incentive compensation payable for the year of termination (based on actual achievement of performance goals), 300% of his then annual base salary plus 300% of Mr. Bergman’s incentive compensation paid or payable with respect to whichever of the immediately preceding two fiscal years of the Company ending prior to the date of termination was higher, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions thereunder until the end of the year of the termination, less Mr. Bergman’s vested account balance or accrued benefits under each retirement plan upon a change in control.

If Mr. Bergman’s employment is terminated (i) by the Company without cause, by Mr. Bergman for good reason, due to Mr. Bergman’s retirement, or due to the Company choosing not to renew his employment term, in each case, within two years following a change in control of the Company, or (ii) by the Company without cause during a specified period in advance of a Change in Control, then, subject to the Release Requirement, all unvested outstanding options, restricted stock units and shares of restricted stock shall become fully vested (with any performance-vesting restricted stock units and shares of restricted stock vesting at the target level of performance) on the later of the date of the change in control of the Company and termination of Mr. Bergman’s employment. For purposes of Mr. Bergman’s employment agreement and the September 2019 RSU Award, Mr. Bergman’s termination will qualify for “retirement” only if Mr. Bergman and the Company mutually agree to Mr. Bergman’s “retirement” and the “retirement” date.

In the event Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death following a change in control, subject to the Release Requirement, Mr. Bergman shall also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the fourth anniversary of his termination. In addition, in the event Mr. Bergman’s employment is terminated by us without cause, Mr. Bergman resigns for good reason or his employment term is not renewed following a change in control, subject to the Release Requirement, Mr. Bergman shall be entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of the transportation benefit for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to Mr. Bergman after imposition of the excise tax would be greater (in which case no reduction will occur).

Unless his employment agreement is terminated for cause, subject to the Release Requirement, we will continue the participation of Mr. Bergman and his spouse in the health and medical plans, policies and programs in effect with respect to our senior executive officers and their families after the termination or expiration of his employment agreement, with coverage for Mr. Bergman and his spouse continuing until their respective deaths which may be reduced by any health and medical benefits that Mr. Bergman and his spouse become eligible to receive under any health and medical benefit plans of any subsequent employer. Such health and medical coverage may be provided pursuant to a fully-insured replacement policy or annual cash payments to obtain a replacement policy.

Mr. Bergman is subject to restrictive covenants, including non-solicitation, non-diversion and non-compete provisions, while he is employed by us and for specified periods of time thereafter. Pursuant to such provisions in his employment agreement, Mr. Bergman shall not, directly or indirectly, engage in any activity competitive with the Company’s business or recruit, solicit or induce (or attempt to recruit, solicit or induce) any employee of, or consultant to, the Company or any of its affiliates to terminate their employment with the Company or any of its affiliates, or divert (or attempt to divert) any person or entity from doing business with the Company or any of its Affiliates or induce (or attempt to induce) any person or entity from ceasing to be a customer or other business partner of the Company or any of its affiliates, during Mr. Bergman’s employment term and (i) for one year thereafter if his employment is terminated (a) by us without cause, (b) by Mr. Bergman for good reason, (c) due to the Company choosing not to renew his employment term, or (d) as a result of his disability, or (ii) until the later of (a) the second anniversary of the expiration of his employment term and (b) his termination date if such termination is by us for cause or due to Mr. Bergman terminating his employment by giving 180 days’ notice. We may, at our option, extend the initial one-year term of the non-compete described by clause (i) above for an additional year if we provide Mr. Bergman notice of such extension no later than 180 days prior to expiration of the term and we pay Mr. Bergman his annual base salary in effect on his date of termination. Mr. Bergman is also subject to confidentiality provisions.

In order to induce Mr. Bergman to accept the terms of the amended and restated employment agreement (which included a three-year renewal of his employment term), entered into on August 8, 2019, the Compensation Committee approved the grant of the September 2019 RSU Award. The September 2019 RSU Award was comprised of 52,500 restricted stock units being awarded in the form of a performance-based restricted stock unit award (“Performance-Based RSU Award”) and 52,500 restricted stock units being awarded in the form of a time-based restricted stock unit award (“Time-Based RSU Award”), each with a grant date the first business day following the 20th trading day after the employment agreement’s effective date (resulting in a September 9, 2019 grant date). Except with respect to pro rata or full acceleration of the vesting of the September 2019 RSU Award that will apply in the event of certain termination events, the Performance-Based RSU Award will become vested on December 31, 2022, subject to the achievement of performance goals and Mr. Bergman’s continued firm employment through such date, and the Time-Based RSU Award will vest on

December 31, 2022, subject to Mr. Bergman’s continued employment through that date. In the event of Mr. Bergman’s retirement, his resignation for good reason or termination by us without cause prior to December 31, 2022, a pro rata portion of the September 2019 RSU Award will vest as of Mr. Bergman’s termination of employment, subject to the achievement of the performance target with respect to the Performance-Based RSU Award, with the remaining September 2019 RSU Award subject to the original vesting criteria and, in the case of Mr. Bergman’s retirement, compliance with the restrictive covenants included in his employment agreement through December 31, 2022. In the event of Mr. Bergman’s death or disability, or in the event Mr. Bergman’s employment is terminated for any reason (other than by the Company for cause) within two years of a change in control of the Company, the September 2019 RSU Award will become fully vested, and, in the case of the Performance-Based RSU Award, without regard to the achievement of the performance target. Once vested, the September 2019 RSU Award will generally be settled within 30 days of the specified event except that upon certain terminations, the pro rata vested portion of September 2019 RSU Award will be settled on the six-month anniversary of termination of employment, with any remaining September 2019 RSU Award that vest on December 31, 2022 generally being settled within 30 days of December 31, 2022, subject to accelerated vesting in certain terminations in connection with a change in control described above.

As more fully described in “Compensation Discussion and Analysis–Executive Summary–Actions Taken in Response to the COVID-19 Pandemic” above, on April 3, 2020, Stanley Bergman, our Chairman and Chief Executive Officer, agreed to a 100% Base Salary Reduction from April 6, 2020 through June 30, 2020, and on June 20, 2020, Mr. Bergman agreed to extend his 100% Base Salary Reduction through the end of the Company’s fourth fiscal quarter (December 26, 2020), or such earlier date as the Compensation Committee may determine in its sole discretion. Additionally, Mr. Bergman agreed to delay his fiscal 2020 salary increase, which would have gone into effect on April 6, 2020, until October 5, 2020. On September 29, 2020, the Compensation Committee approved the removal of the temporary salary reductions and restored such compensation to its normal levels, effective the first day of the fourth quarter of fiscal 2020 (September 28, 2020).

Named Executive Officers Other than the Chief Executive Officer

We have entered into change in control agreements with the Named Executive Officers, other than Mr. Bergman, that provide that if the executive’s employment is terminated by us without cause or by the executive for good reason within two years following a change in control of the Company, we will pay and provide the executive with (i) the executive’s base salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) Plan and SERP for the year prior to the change in control) through the termination date, (ii) severance pay equal to 300% of the sum of the executive’s base salary (as defined in (i)) and target bonus, (iii) a pro rata annual incentive compensation based on actual achievement for the year in which termination occurs, (iv) immediate vesting of all outstanding options, restricted or deferred stock/unit awards and non-qualified retirement benefits, (v) elimination of all restrictions on any restricted or deferred stock/unit awards, (vi) settlement of all deferred compensation arrangements in accordance with the applicable plan and (vii) continued participation in all health and welfare plans for 24 months (provided that such coverage will terminate when the executive receives substantially equivalent coverage from a subsequent employer) at the same level of participation for each executive on the termination date, except that the health coverage may be provided pursuant to a fully-insured replacement policy or two annual cash payments to obtain a replacement policy. Notwithstanding the foregoing, if an executive’s employment is terminated by us without cause or by the executive for good reason, in either case, (i) within 90 days prior to a change in control or (ii) after the first public announcement of the pendency of the change in control, the executive will be entitled to the benefits described above. In the event any payments to the executive become subject to the excise tax imposed by Section 4999 of the Code, we will cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to the executive after imposition of the excise tax would be greater (in which case no reduction will occur).

Pursuant to the change in control agreements, the Named Executive Officers, other than Mr. Bergman (who is subject to restrictive covenants under his employment agreement as opposed to a change in control agreement), are also subject to restrictive covenants, such as confidentiality and non-disparagement provisions. Additionally, during each Named Executive Officer’s employment and for a period of 24 months thereafter, each Named Executive Officer agreed that he or she will not, without the Company’s prior written consent, solicit our employees for employment.

As more fully described in “Compensation Discussion and Analysis–Executive Summary–Actions Taken in Response to the COVID-19 Pandemic” above, on April 3, 2020, our Named Executive Officers (other than Mr. Bergman) agreed to temporary reductions of 50% of their respective base salaries from April 6, 2020 through June 30, 2020, and on June 20, 2020, our Named Executive Officers (other than Mr. Bergman) also agreed to continue to experience temporary salary reductions, but at a level of 37.5% from June 29, 2020 (the first business day of the Company’s third fiscal quarter), until a later date to be determined by the Compensation Committee (in lieu of the 50% reduction that originally applied from April 6, 2020, through June 30, 2020). Additionally, our Named Executive Officers (other than Mr. Bergman) agreed to delay their fiscal 2020 salary increase, which would have gone into effect on April 6, 2020, until October 5, 2020. On September 29, 2020, the Compensation Committee approved the removal of the temporary salary reductions and restored such compensation to its normal levels, effective the first day of the fourth quarter of fiscal 2020 (September 28, 2020).

Tax Gross-Up Provisions

We do not provide any tax gross-ups to our executive officers (other than for relocation expenses).

Compensation Policies and Practices as they Relate to Risk Management

The Company conducted a risk assessment of its compensation policies and practices for all employees, including executive officers. The Compensation Committee reviewed the Company’s risk assessment process and results and determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

Post Termination and Change in Control Calculations

The amounts set forth in the table below represent amounts that would have been paid to the Named Executive Officers, pursuant to their employment, change in control and equity award agreements, if such Named Executive Officers’ employment was terminated on December 24, 2020 (the last business day of fiscal 2020) under the various scenarios set forth below or in connection with a change in control that occurred on such date.

Name and Principal Position; Post Termination/Change in Control Scenario	Cash Payment	Continuation of Health/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Award[1]	Other Compensation	Excise Tax Gross-up2	Total Termination Benefits[3]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)

Company termination for cause	$0	$0	$0	$0	n/a	$0	[4]

Resignation without good reason and not due to retirement	$0	$338,000	$0	$497,211	n/a	$835,211	[5]

Company termination without cause, due to voluntary resignation for good reason or due to Company non-renewal of employment contract	$9,416,343	$338,000	$6,912,150	$499,173	n/a	$17,165,666	[6]

Resignation due to retirement not in connection with a change in control	$0	$338,000	$6,912,150	$497,211	n/a	$7,747,361	[7]

Termination due to disability	$9,416,343	$338,000	$13,639,621	$499,173	n/a	$23,893,137	[8]

Resignation for good reason or Company termination without cause within two years after a change in control or Company termination without cause within 90 days prior to a change in control or after the first public announcement of a pending change in control	$15,402,471	$338,000	$18,020,633	$665,877	n/a	$34,426,981	[9]

Resignation due to retirement within two years of a change in control	$0	$338,000	$18,020,633	$497,211	n/a	$18,855,844	[10]

Death of executive	$1,878,390	$166,000	$13,639,621	$0	n/a	$15,684,011	[11]

All Named Executive Officers, Other than the CEO

Termination without cause, voluntary termination for good reason within two years following a change in control, within 90 days prior to a change in control or after the first public announcement of a pending change in control

James P. Breslawski Vice Chairman, President	$4,854,041	$42,169	$5,902,976	$0	n/a	$10,799,186	[12]

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$4,018,375	$58,657	$5,661,775	$0	n/a	$9,738,807	[12]

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$4,003,196	$42,169	$5,661,775	$0	n/a	$9,707,140	[12]

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$3,858,121	$42,169	$5,310,967	$0	n/a	$9,211,257	[12]

Name and Principal Position; Post Termination/Change in Control Scenario	Cash Payment	Continuation of Health/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Award[1]		Other Compensation	Excise Tax Gross-up2	Total Termination Benefits[3]

Death or Disability

James P. Breslawski Vice Chairman, President	$0	$0	$4,528,845	[13]	$0	n/a	$4,528,845

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$0	$4,340,700	[13]	$0	n/a	$4,340,700

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$0	$4,340,700	[13]	$0	n/a	$4,340,700

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$0	$0	$4,071,040	[13]	$0	n/a	$4,071,040

1 Represents the value of restricted stock units that would accelerate and vest, if any, on termination. In the case of time-based restricted stock units, the value is calculated by multiplying the number of shares of restricted stock units that accelerate by $65.83, the per share closing price of common stock on December 24, 2020. In the case of performance-based restricted stock units, the value is calculated by multiplying the number of shares of restricted stock units granted on the grant date (i.e., target award) by $65.83, the per share closing price of common stock on December 24, 2020. No unvested options are held by the Named Executive Officers. Since this Post Termination and Change in Control Calculations table represents amounts that would have been paid to the Named Executive Officers, pursuant to their employment, change in control and equity award agreements, if such Named Executive Officers’ employment was terminated on December 24, 2020.

2 We do not provide any tax gross-ups to our executive officers (other than for relocation expenses).

3 Does not include the vested SERP amounts for the Named Executive Officers. Such vested amounts are paid following a termination of employment (subject to a six month delay in certain instances) or within 30 days following a change in control. Also does not include the amounts for the Named Executive Officers under the Company’s Deferred Compensation Plan, all of which are fully vested and consist solely of participant contributions. Such vested amounts become payable upon a termination of employment as a result of death or disability in a lump sum cash payment within 60 days after such employment termination. Such vested amounts also become payable in a lump sum cash payment within 60 days following a change in control. (See “Nonqualified Compensation for Fiscal 2020” tables for additional disclosure regarding these vested amounts.)

4 The Company will have no further obligation to Mr. Bergman, except payment of his vested SERP and Deferred Compensation Plan account balances.

5 Includes (i) health and welfare coverage for Mr. Bergman and his wife until death and (ii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Under his employment agreement, Mr. Bergman may resign without good reason and still be entitled to these benefits so long as he resigns upon providing 180 days prior written notice to the Company.

6 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) a make-up pension payment, calculated as the value of the excess of (a) the fully vested value of benefits to Mr. Bergman under existing retirement plans (including the Company’s 401(k) and SERP plans), assuming additional credit for the period from the termination date through the immediately succeeding December 31 over (b) his vested accrued benefits as of the termination date (such excess, if any, the “Make-Up Pension Payment”), (iii) 200% current base annual salary, (iv) 200% average annual incentive compensation paid in the previous three years, (v) health and welfare coverage for Mr. Bergman and his wife until death and (vi) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Mr. Bergman is also entitled to receive pro rata vesting of his September 2019 performance-based restricted stock unit award as of his termination date, as well as continued vesting of such award following his termination date through December 31, 2022 based on achievement of the performance goal. As of December 24, 2020, the value of the pro rata vesting is $1,351,011, and the present value of the full vesting after December 24, 2020 and until December 31, 2022 is $2,097,437 in each case assuming the performance target is achieved. In addition, Mr. Bergman is entitled to receive pro rata vesting of his September 2019 time-based restricted stock unit award as of his termination date, as well as deemed vesting of such award on December 31, 2022. As of December 24, 2020, the value of the pro rata vesting is $1,351,011 and the present value of full vesting after December 24, 2020 and until December 31, 2022 is 2,097,437.

7 Includes (i) health and welfare coverage for Mr. Bergman and his wife until death and (ii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Mr. Bergman is also entitled to receive pro rata vesting of his September 2019 performance-based restricted stock unit award as of his termination date, as well as continued vesting of such award following his termination date through December 31, 2022 based on achievement of the performance goal and subject to his compliance with restrictive covenants in his employment agreement. As of December 24, 2020, the value of the pro rata vesting is $1,351,011, and the present value of the full vesting after December 24, 2020 and until December 31, 2022 is $2,097,437 in each case assuming the performance target is achieved. In addition, Mr. Bergman is entitled to receive pro rata vesting of his September 2019 time-based restricted stock unit award as of his termination date, as well as deemed vesting of such award on December 31, 2022, subject to his compliance with restrictive covenants in his employment agreement. As of December 24, 2020, the value of the pro rata vesting is $1,351,011 and the present value of full vesting after December 24, 2020 and until December 31, 2022 is 2,097,437.

8 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) the Make-Up Pension Payment, (iii) pro rata vesting of all restricted stock units granted in 2018, 2019 and 2020 from the date of grant through to the date of employment termination over 1,095 days, the September 2019 performance-based restricted stock unit grant and the September 2019 time-based restricted stock unit grant, full vesting of such awards as of employment termination date (with the September 2019 performance-based restricted stock unit vesting at target level of performance), (iv) 200% current base annual salary, (v) 200% average annual incentive compensation paid in the previous three years, (vi) health and welfare coverage for Mr. Bergman and his wife until death and (vii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination).

9 Includes (i) a pro rata portion of the annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) 300% current base annual salary, (iii) 300% of highest annual incentive compensation paid in the previous two years, (iv) vesting of any unvested equity awards (with any performance-based equity awards vesting at target level of performance), (v) health and welfare coverage for Mr. Bergman and his wife until death, (vi) use of the Company’s car service for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the third anniversary of termination), (vii) the Make-Up Pension Payment and (viii) office space and administrative assistance for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the fourth anniversary of termination). With respect to the acceleration and continuation of equity awards, this includes amounts payable on a resignation or a Company termination (other than for cause) within two years after a change in control. If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

10 Includes the payments and benefits described in footnote 7 above, except that all of Mr. Bergman’s outstanding equity awards will fully vest (with any performance-based equity awards vesting at target level of performance). If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

11 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) pro rata vesting of all restricted stock units granted in 2018, 2019 and 2020 from the date of grant through to the date of employment termination over 1,095 days, and with respect to the September 2019 performance-based restricted stock unit grant and the September 2019 time-based restricted stock unit grant, full vesting of such award as of employment termination date (with the September 2019 performance-based restricted stock units vesting at target of performance), and (iii) health and welfare coverage for Mr. Bergman’s wife until death.

12 Includes (i) annual incentive compensation payable for the year in which termination occurs based on achievement of performance goals, (ii) 300% current annual salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) Plan and SERP plan for the full year preceding the change in control), (iii) 300% annual incentive compensation at target level in the year of termination, (iv) any unvested outstanding shares of restricted stock units become fully vested (assuming performance-based restricted stock units achievement at target level) and (v) health and welfare continuation of plans for 24 months following termination or until coverage with subsequent employer begins. If any amounts owed to Messrs. Breslawski, Paladino, Benjamin and/or Mlotek in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

13 In the event of any termination of employment due to death or disability, the Named Executive Officers (other than Mr. Bergman, whose termination arrangement is discussed above) are entitled to 100% acceleration of their respective time-based restricted stock units granted in 2017, 2018, 2019 and 2020 and pro rata vesting of their respective performance-based restricted stock units granted in 2018, 2019 and 2020 (from the date of grant through to the date of employment termination over 1,095 days).

Other Information Related to Summary Compensation Table

Stock Awards and Option Awards

See “Compensation Structure—Pay Elements—Details—Long—Term Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on stock awards. We did not grant Named Executive Officers options in fiscal 2020.

Non-Equity Incentive Plan Compensation

See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For employees of the Company, including Named Executive Officers, we do not maintain a qualified defined benefit plan.

We maintain a Supplemental Executive Retirement Plan for certain eligible participants who are not able to receive the full Company matching contribution under our 401(k) Plan due to certain Internal Revenue Service limits. The SERP provides for various vesting percentages based on service with the Company. Vesting will also occur upon a participant’s death, disability or attainment of age 65 or upon a change in control, in each case, while employed. Investment return on the contributions is generally equal to the earnings and losses that would occur if 40% of the contributions were invested in the Company stock fund under our 401(k) Plan and 60% were invested equally among the other investment alternatives available under our 401(k) Plan. Effective January 1, 2014, the SERP was amended to allow participants to direct the hypothetical investments of their deferral accounts subject to certain restrictions applicable to investments in the Company stock fund. A participant’s vested SERP benefit is paid following a termination of employment (subject to a six month delay in certain instances) or a change in control. As part of the Company’s initiatives to reduce costs due to the impact of COVID-19, the Compensation Committee suspended the Company matching contributions under the SERP for the second half of fiscal 2020.

We also maintain a Deferred Compensation Plan pursuant to which our Named Executive Officers are eligible to participate. We do not make any contributions to the Deferred Compensation Plan and the amounts under the plan consist entirely of participant contributions and are fully vested. The amounts under the Deferred Compensation Plan may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain instances) or a change in control of the Company.

All Other Compensation

See “Compensation Structure—Pay Elements—Details–Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on all other compensation.

Grants of Plan-Based Awards for Fiscal 2020

Name and Principal Position	Type of Grant[1]	Grant Date	Estimated Potential Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards[4] Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5]
			Threshold ($)	Target ($)	Maximum[2] ($)	Threshold (#)	Target (#)	Maximum[3] (#)

Stanley M. Bergman Chairman and Chief
Executive Officer (Principal Executive Officer)	RPP RSU SO	n/a 3/3/2020 n/a	$209,834	$1,391,400	$1,878,390	0	56,770	85,155	0	0	n/a	$3,438,000 n/a

James P. Breslawski Vice Chairman, President	RPP RSU SO	n/a 3/3/2020 n/a	$47,048	$522,751	$705,713	0	16,872	25,308	9,085	0	n/a	$1,572,000 n/a

Steven Paladino Executive Vice President and Chief Financial
Officer (Principal Financial Officer)	RPP RSU SO	n/a 3/3/2020 n/a	$45,510	$455,100	$614,385	0	15,809	23,713	8,513	0	n/a	$1,473,000 n/a

Gerald A. Benjamin Executive Vice
President and Chief Administrative Officer	RPP RSU SO	n/a 3/3/2020 n/a	$45,510	$455,100	$614,385	0	15,809	23,713	8,513	0	n/a	$1,473,000 n/a

Mark E. Mlotek
Executive Vice President and Chief Strategic Officer	RPP RSU SO	n/a 3/3/2020 n/a	$42,060	$420,600	$567,810	0	14,757	22,135	7,947	0	n/a	$1,375,000 n/a

1 “RPP” means annual incentive compensation (i.e., bonus) paid under the Company’s 2020 Recovery Performance Plan which replaced and superseded the PIP with respect to fiscal 2020 for such participants. “RSU” means restricted stock unit awards made pursuant to the Company’s 2020 Stock Incentive Plan. “SO” means options. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on the PIP.

2 The maximum payout percentage under the RPP for the Named Executive Officers is 150% for the Company Financial/EPS Goal, ranges from 125% to 200% for the Business Financial Goal (depending on the specific category of the goal applicable to such Named Executive Officer) and is 115% for the Individual Performance Goals. Notwithstanding the foregoing, the maximum amount that could be paid under the RPP was 135% of the target award.

3 The maximum payout percentage for the 2020 LTIP awards of performance-based restricted stock units is 150%.

4 Time-based restricted stock units (four-year cliff vesting) awarded in fiscal 2020 to Named Executive Officers. Each of Mr. Bergman’s restricted stock unit grants are 100% performance-based (three-year cliff vesting).

5 These amounts are valued based on the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. These amounts do not necessarily reflect the actual value that may be realized by the Named Executive Officer upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 19 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 26, 2020, as filed with the SEC on February 17, 2021.

Estimated Potential Payouts Under Non-Equity Incentive Plan Awards

The RPP awards paid to the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” The threshold, target and maximum amount of these RPP awards appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Estimated Future Payouts Under Equity Incentive Plan Awards, All Other Stock Awards and All Other Option Awards

Awards of performance-based and time-based restricted stock units granted to the Named Executive Officers appear in the Summary Compensation Table in the columns captioned “Stock Awards.” We did not grant Named Executive Officers options in fiscal 2020.

The threshold, target and maximum amount of the performance-based restricted stock units appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Equity Incentive Plan Awards.”

Exercise or Base Price of Option Awards

We did not grant Named Executive Officers options in fiscal 2020.

Outstanding Equity Awards at 2020 Fiscal Year-End

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[4] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[5] ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	0	0	n/a	n/a	n/a	52,500	$3,456,075	32,395	$2,132,563

James P. Breslawski Vice Chairman, President	0	0	n/a	n/a	n/a	36,767	$2,420,372	7,404	$487,405

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	0	0	n/a	n/a	n/a	35,148	$2,313,793	7,161	$471,409

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	0	0	n/a	n/a	n/a	35,148	$2,313,793	7,161	$471,409

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	0	0	n/a	n/a	n/a	32,946	$2,168,835	6,729	$442,970

1 The Company does not issue performance-based options.

2 Time-based restricted stock units are awarded to the Named Executive Officers as part of their annual equity grant, except Mr. Bergman who receives 100% performance-based restricted stock units as part of his annual equity grant. Mr. Bergman received 50% performance-based restricted stock units and 50% time-based restricted stock units on September 9, 2019 in connection with the renewal of his employment agreement.

3 Based on the closing market price of $65.83 of the Company’s common stock on December 24, 2020, the last trading day in fiscal 2020.

4 Represents the number of performance-based restricted stock units granted in 2018, 2019 and 2020, each under the Company’s 2020 Stock Incentive Plan. As the threshold payout amount is zero, such number represents the number of shares based on the target payout at the end of fiscal 2020, but (i) excludes performance-based restricted stock units that were forfeited under the 2018 LTIP when it subsequently vested on March 2, 2021 and (ii) excludes performance-based restricted stock units that we estimate will be forfeited under the 2019 LTIP and 2020 LTIP.

Option Exercises and Stock Vested for Fiscal 2020

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	0	$0	74,491	$4,746,167

James P. Breslawski Vice Chairman, President	0	$0	21,321	$1,263,195

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	0	$0	19,991	$1,184,399

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	0	$0	19,991	$1,184,399

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	0	$0	18,655	$1,105,245

1 For each Named Executive Officer such amount represents performance-based restricted stock units (three-year cliff vesting) granted on March 6, 2017. For each Named Executive Officer (other than Mr. Bergman) such amount also represents time-based restricted stock units (four-year cliff vesting) granted on March 4, 2016. For Mr. Bergman, such amount also represents performance-based restricted stock units granted on May 25, 2016 in connection with his employment agreement renewal in 2016, which vested on February 14, 2020.

2 The value realized from vesting of restricted stock units is deemed to be the market value of the common stock on the date of vesting, multiplied by the number of shares of common stock underlying the restricted stock units that vested. The closing market price on February 14, 2020 was $72.13, on March 4, 2020 was $61.63 and on March 6, 2020 was $57.69.

Nonqualified Deferred Compensation for Fiscal 2020

The following table provides information regarding our SERP. (See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our SERP.)

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	$0	$83,090	$280,937	$0	$4,216,528

James P. Breslawski Vice Chairman, President	$0	$34,126	$651,671	$0	$2,751,119

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$22,915	$83,185	$0	$1,458,127

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$22,915	$145,334	$0	$1,493,495

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$0	$22,915	$85,004	$0	$1,277,345

The following table provides information regarding our Deferred Compensation Plan. The Company does not make any contributions to the Deferred Compensation Plan. All amounts in such plan are fully vested and consist solely of participant contributions. Such vested amounts may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain instances) or a change in control of the Company. (See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our Deferred Compensation Plan.)

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	$0	$0	$0	$0	$0

James P. Breslawski Vice Chairman, President	$0	$0	$106,606	$0	$663,941

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$0	$0	$0	$0

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$0	$0	$0	$0

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$322,143	$0	$884,574	$0	$5,071,064

Director Compensation for Fiscal 2020

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation ($)	Total ($)

Barry J. Alperin	$142,292	$175,000	$0	$0	$0	$0	$317,292

Paul Brons	$91,492	$175,000	$0	$0	n/a	$0	$266,492

Shira Goodman	$95,892	$175,000	$0	$0	n/a	$0	$270,892

Joseph L. Herring	$135,092	$175,000	$0	$0	n/a	$0	$310,092

Kurt P. Kuehn	$129,092	$175,000	$0	$0	n/a	$0	$304,092

Philip A. Laskawy	$154,692	$175,000	$0	$0	$0	$0	$329,692

Anne H. Margulies	$109,092	$175,000	$0	$0	$0	$0	$284,092

Carol Raphael	$100,292	$175,000	$0	$0	n/a	$0	$275,292

E. Dianne Rekow, DDS, Ph.D.	$91,492	$175,000	$0	$0	$0	$0	$266,492

Bradley T. Sheares, Ph.D.	$130,692	$175,000	$0	$0	n/a	$0	$305,692

1 These cash fee amounts have not been reduced to reflect a director’s election to defer receipt of cash fees pursuant to the Non-Employee Director Deferred Compensation Plan; these deferrals are indicated in footnote 5 below. The committee meeting fee of $2,200 for the joint meeting of the Audit Committee, Strategic Advisory Committee and Nominating and Governance Committee that was held on December 22, 2020 was earned in fiscal 2020 (and is included in the table above) but for administrative reasons was paid in fiscal 2021.

2 Includes restricted stock unit awards valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the non-employee director upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 19 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 26, 2020, as filed with the SEC on February 17, 2021. The amounts in this column have not been reduced to reflect a director’s election to defer receipt of shares of common stock underlying the restricted stock units. With respect to the aggregate number of stock awards (including restricted stock units) outstanding at fiscal 2020 year end, each non-employee director had 2,889 restricted stock units. With respect to the aggregate number of restricted stock units that vested but, per the director’s election, the payment date has been deferred, Mr. Kuehn had 8,954 restricted stock units, Mr. Laskawy had 28,366 restricted stock units, Ms. Margulies had 6,218 restricted stock units, Dr. Rekow had 5,710 restricted stock units and Dr. Sheares had 36,833 restricted stock units, at fiscal 2020 year end. Mses. Goodman and Raphael and Messrs. Alperin, Brons and Herring did not elect to defer the payment date of any restricted stock units.

3 None of the non-employee directors had any option awards outstanding at the end of fiscal 2020.

4 The Company does not grant performance-based annual incentive compensation (i.e., bonus) to non-employee directors.

5 Ms. Margulies participated in the Non-Employee Director Deferred Compensation Plan in 2020 and elected to defer all her non-employee director cash compensation ($109,092) in fiscal 2020. The $2,200 committee meeting fee earned by Ms. Margulies for the joint meeting of the Audit Committee, Strategic Advisory Committee and Nominating and Governance Committee that was held on December 22, 2020 was earned in fiscal 2020 (and is included in the $109,092 noted in the prior sentence) but for administrative reasons was added to her Non-Employee Director Deferred Compensation Plan account in fiscal 2021. Messrs. Alperin, Laskawy and Dr. Rekow have participated in the Non-Employee Director Deferred Compensation Plan in prior years but did not elect to defer any amounts into such plan in fiscal 2020.

Annual Limit on Director Compensation

In February 2017, the Compensation Committee approved an annual limit on director compensation that provides that any equity-based awards granted to any non-employee director under the 2015 Non-Employee Director Stock Incentive Plan in respect of any fiscal year plus any cash-based compensation granted to any non-employee director in respect of any such fiscal year, in each case solely with respect to his or her service to the Board of Directors, may not exceed $650,000 based on the aggregate fair market value (determined as of the date of grant) of any equity-awards plus the aggregate value (determined as of the date of grant) of any cash-based compensation.

Fees Earned or Paid in Cash

Directors who are employees of the Company receive no compensation for service as directors. Directors who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may determine from time to time. In December 2019, following a benchmarking analysis, the Compensation Committee reviewed compensation paid to non-employee directors and determined such amounts should remain unchanged in fiscal 2020 compared to fiscal 2019. In fiscal 2020, each non-employee director was entitled to receive an annual retainer of $90,000. However, in light of the disruption and uncertainty created by the COVID-19 pandemic, on April 3, 2020, the non-employee directors agreed to a 25% reduction in their annual cash retainers earned between April 6, 2020 and June 30, 2020. On June 20, 2020, the Company decided to continue certain cost reduction measures and the non-employee directors agreed to a reduction of 18.75% of their annual cash retainers from June 29, 2020 (the first business day of the Company’s third fiscal quarter) until a later date to be determined by the Compensation Committee. On September 29, 2020, the Compensation Committee approved the removal of the temporary s retainer reduction and restored such compensation to its normal levels, effective the first day of the fourth quarter of fiscal 2020 (September 28, 2020). Each non-employee director also received $2,200 for each committee meeting attended. The retainer for service as a Committee Chairperson for fiscal 2020 were $15,000 for the Chairperson of the Nominating and Governance Committee, Strategic Advisory Committee and Regulatory, Compliance and Cybersecurity Committee, and $20,000 for the Chairperson of the Audit Committee and the Compensation Committee. The Lead Director’s retainer for fiscal 2020 was $35,000.

Stock Awards

On March 3, 2020, each of Messrs. Alperin, Brons, Herring, Kuehn and Laskawy, Mses. Raphael, Goodman and Margulies and Drs. Rekow and Sheares was granted 2,889 restricted stock units under the Company’s 2015 Non-Employee Director Stock Incentive Plan, with each award having a grant date fair value of $175,000. The value of the LTIP restricted stock unit awards for the non-employee directors was unchanged in fiscal 2020 compared to the value of their awards in fiscal 2019. The restricted stock units granted to the non-employee directors in 2020 are subject to time-based vesting and cliff vest at the end of 12 months from the grant date, based on continued service through the applicable vesting date.

All such grants under the 2015 Non-Employee Director Stock Incentive Plan (i) were issued on the date they were approved by the Compensation Committee and (ii) provide for full accelerated vesting upon a change in control (as defined in the 2015 Non-Employee Director Stock Incentive Plan or as defined under Section 409A of the Code), provided that no termination of services has occurred prior to the change in control.

Beginning with restricted stock unit award granted in 2009, non-employee directors became eligible to defer the date upon which all or a portion of their restricted stock units will be paid out to either (i) a specified payment date occurring on the third, fifth, seventh or tenth anniversary of the scheduled vesting date or (ii) the date of the termination of their services that occurs after the scheduled vesting date. If the deferral election is chosen, to the extent vested, payment will be made within the 30 day period following the earliest of the following to occur: (i) the elected deferred payment date; (ii) the participant’s death; (iii) the participant’s disability; (iv) the participant’s termination of services (other than as a result of death or disability); or (v) a change in control of the Company. Participants are also permitted to further defer the payment date of their restricted stock units in accordance with Section 409A of the Code for one or more additional periods of at least five years (but not more than ten years) beyond the previously elected deferred payment date.

The Compensation Committee assesses “competitive market” compensation when determining the amount of equity awards to grant non-employee directors. The Compensation Committee reviews non-employee director compensation, including equity awards, against the same peer companies that it uses when evaluating executive officer compensation. The Compensation Committee also reviews, for purposes of determining non-employee director equity awards, the companies with revenues between $8 billion and $12 billion that it reviews for evaluation of executive officer compensation. See “Compensation Structure—Pay Elements—Details—Pay Levels and Benchmarking” under Compensation Discussion and Analysis.

Non-Equity Incentive Plan Compensation

We do not issue non-equity incentive plan compensation to non-employee directors.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For directors, we do not maintain a qualified defined benefit plan.

Since 2004, non-employee directors have been eligible to defer all or a portion of certain “eligible director fees” under our Non-Employee Director Deferred Compensation Plan into a cash account or a phantom share account. An investment in the cash account is deemed to be invested in cash equivalents based on the Company’s long-term borrowing rate under the Company’s principal credit facility. An investment in the phantom share account is deemed to be invested in a unit measurement called a “phantom share.” A phantom share is the equivalent to one share of our common stock. The cash accounts are distributed in a lump sum cash payment and the phantom share accounts are distributed in our common stock. Shares of our common stock available for issuance under the Non-Employee Director Deferred Compensation Plan are funded from shares of our common stock that are available under our 2015 Non-Employee Director Stock Incentive Plan, and such an award under the Non-Employee Director Deferred Compensation Plan constitutes an “Other Stock-Based Award” under the 2015 Non-Employee Director Stock Incentive Plan. Messrs. Alperin and Laskawy, Ms. Margulies and Dr. Rekow each participate in the Non-Employee Director Deferred Compensation Plan. Each such non-employee director has elected to defer his or her eligible director fees to the phantom share account. The amounts set forth in the Director Compensation Table above under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the above-market or preferential earnings of the phantom shares allocated to each such director’s account.

Stock Ownership Policy

The Company believes that, to align the interests of the directors of the Company with the interests of the stockholders of the Company, the non-employee directors of the Company should have a financial stake in the Company. In 2018, the Company updated its stock ownership policy for non-employee directors to provide that each non-employee director should own equity in the Company equal to the greater of (i) a minimum of 10,000 shares of Henry Schein, Inc. common stock or (ii) five times the non-employee director annual retainer fee (which annual retainer fee is currently $90,000). Newly appointed non-employee directors will have five years from the date of their initial appointment to comply with the stock ownership policy.

Further, as a guideline, non-employee directors may only sell up to one-half of all vested value above the ownership requirement. “Vested value” is defined as the value of shares of any class of common stock, shares of vested restricted stock units, unexercised vested options (held for at least three years from grant date), warrants or rights to acquire shares of common stock and securities that are convertible into shares of common stock. Also, a non-employee director’s equity in the Company may not be sold until the non-employee director satisfies the Company’s stock ownership policy.

Upon request, the Nominating and Governance Committee may consider whether exceptions should be made for any non-employee director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Board of Directors.

All non-employee directors are in compliance with the Company’s stock ownership policy.

The Company also prohibits hedging or other derivative transactions and pledging of Company stock by its non-employee directors.

Director Retirement Policy

In 2015, upon recommendation of the Nominating and Governance Committee, the Board of Directors adopted a director retirement policy. The Company believes that it has benefited greatly from contributions by directors who have had significant prior careers and experiences, and that the value of a director’s continuing contributions is a more important factor than a specific age in determining when a highly productive director should retire from the Board of Directors. The Company also recognizes that it is in its interest for directors to retire when that becomes appropriate, as well as the benefit to the Company from adding new directors with new perspectives. The policy provides that the Chairperson of the Nominating and Governance Committee should commence retirement discussions with a director within a few years of approaching his or her 80th birthday. In any event, a director is expected to retire at the end of his or her term during which he or she reaches the age of 80.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains a formal, written conflict of interest policy that applies to all employees. Additionally, on an ongoing basis, the Audit Committee is required by its charter to review all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2020 were Messrs. Alperin and Herring and Dr. Sheares.

During fiscal 2020:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), the Company is providing its stockholders the opportunity to cast an advisory vote on the compensation of its named executive officers. This Proposal 2, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on named executive officers’ compensation.

As described in detail in the Compensation Discussion and Analysis beginning on page 16 of this proxy statement, the Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for their performance, the Company’s performance and for creating long-term value for stockholders. The primary objectives of the program are to:

•	align rewards with the achievement of performance goals that enhances stockholder value;

•	support the Company’s strong team orientation;

•	encourage high potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its executive officer compensation program achieves these goals with its emphasis on long-term equity awards and performance-based compensation, which has enabled the Company to successfully motivate and reward its named executive officers. The Company believes that its compensation program is appropriate and has played an essential role in its continuing financial success by aligning the long-term interests of its named executive officers with the long-term interests of its stockholders.

For these reasons, the Board of Directors recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this Proposal 2 is not binding upon the Company. Notwithstanding the advisory nature of this vote, the Compensation Committee, which is responsible for designing and administering the Company’s executive officer compensation program, values the opinions expressed by stockholders in their vote on this Proposal 2, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter is required to approve this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of BDO USA as our independent registered public accounting firm for the fiscal year ending December 25, 2021. The Audit Committee and the Board of Directors believe that the retention of BDO USA to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. Although ratification is not legally required, the Company is submitting the appointment of BDO USA to its stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified, the Audit Committee will reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and its stockholders. Representatives of BDO USA will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders in attendance.

Independent Registered Public Accounting Firm Fees and Pre-Approval Policies and Procedures

The following table summarizes fees billed to us for fiscal 2020 and for fiscal 2019:

	Fiscal 2020	Fiscal 2019
Audit Fees — Annual Audit and Quarterly Reviews	$5,709,000	$5,657,000
Audit Related Fees	$378,000	$1,226,000
Tax Fees: —
Tax Advisory Services	$191,000	$170,000
Tax Compliance, Planning and Preparation	$400,000	$471,000
All Other Fees	$276,000	$445,000

Total Fees	$6,954,000	$7,969,000

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to BDO USA for the audit of our annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs, for the audit of our internal control over financial reporting and for services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements. “Audit related fees” are fees for assurance and related services, primarily for services in connection with employee benefit plan audits, and consultation on acquisitions. “Tax fees” are fees for tax advisory services, including tax planning and strategy, tax audits and acquisition consulting, tax compliance, tax planning and tax preparation. “All other fees” in fiscal 2020 and 2019 are for real estate advisory services.

The Audit Committee has determined that the provision of all non-audit services by BDO USA is compatible with maintaining such accountant’s independence.

All fees paid by us to BDO USA were approved by the Audit Committee in advance of the services being performed by such independent accountants.

Pursuant to the rules and regulations of the SEC, before our independent registered accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee, available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter at the Annual Meeting is required to ratify the selection of BDO USA as our independent registered public accounting firm for the fiscal year ending December 25, 2021.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED SELECTION OF BDO USA AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 25, 2021.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including the Company’s internal control over financial reporting, the quality of its financial reporting and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company about accounting, internal control over financial reporting or auditing matters and confidential and anonymous submission by employees of the Company of concerns about questionable accounting or auditing matters. On an ongoing basis, the Audit Committee reviews all related party transactions (as defined by applicable regulations), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

The Audit Committee is composed of four “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”). Three of the members of the Audit Committee are “audit committee financial experts,” as defined under the rules of the Securities and Exchange Commission (“SEC”) and, as such, satisfy the requirements of Nasdaq’s Rule 5605(c)(2)(A). The Audit Committee operates under a written charter adopted by the Board of Directors, which is in accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq listing standards relating to corporate governance and audit committees. The Audit Committee reviews and reassesses its charter on a periodic and as required basis.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s disclosure controls and procedures as well as its system of internal control over financial reporting. The Company is responsible for evaluating the effectiveness of its disclosure controls and procedures on a quarterly basis and for performing an annual assessment of its internal control over financial reporting, the results of which are reported in the Company’s annual 10-K filing with the SEC.

BDO USA, LLP (“BDO USA”), the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States and discusses with management any issues that they believe should be raised with management. BDO USA also audits, and expresses an opinion on the design and operating effectiveness of the Company’s internal control over financial reporting.

The Audit Committee pre-approves audit, audit related and permissible non-audit related services provided by BDO USA. During fiscal 2020, audit and audit related fees consisted of annual financial statement and internal control audit services, accounting consultations, employee benefit plan audits and other quarterly review services. Non-audit related services approved by the Audit Committee consisted of real estate advisory, tax compliance, tax advice and tax planning services.

The Audit Committee meets with management regularly to consider, among other things, the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit Committee discusses these matters with the appropriate Company financial personnel and internal auditors. In addition, the Audit Committee has discussions with management concerning the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act to accompany the Company’s periodic filings with the SEC.

On an as needed basis and following each quarterly Audit Committee meeting, the Audit Committee meets privately with both BDO USA and the Company’s internal auditors, each of whom has unrestricted access to the Audit Committee. BDO USA’s ultimate accountability is to the Board of Directors of the Company and the Audit Committee, as representatives of the Company’s stockholders. The Audit Committee is also responsible for BDO USA’s appointment, and approves in advance its engagements to perform audit and any non-audit services and the fee for such services.

The Audit Committee annually reviews its independent registered public accounting firm’s performance and independence from management. In addition, when appropriate, the Audit Committee discusses with the independent registered public accounting firm plans for audit partner rotation as required by the Sarbanes-Oxley Act.

Review of the Company’s Audited Financial Statements for Fiscal 2020

The Audit Committee reviewed the Company’s audited financial statements for fiscal 2020, as well as the process and results of the Company’s assessment of internal control over financial reporting. The Audit Committee has also met with management, the internal auditors and BDO USA to discuss the financial statements and internal control over financial reporting. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States, that internal control over financial reporting was effective and that no material weaknesses in those controls existed as of the fiscal year-end reporting date, December 26, 2020.

The Audit Committee has received from BDO USA the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with BDO USA their independence from the Company and its management. The Audit Committee also received reports from BDO USA regarding all critical accounting policies and practices used by the Company, generally accepted accounting principles that have been discussed with management, and other material written communications between BDO USA and management. There were no differences of opinion reported between BDO USA and the Company regarding critical accounting policies and practices used by the Company. In addition, the Audit Committee has also received from, and discussed with, BDO USA the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). Finally, the Audit Committee has received from, and reviewed with, BDO USA all communications and information concerning its audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 2201.

Based on these reviews, activities and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2020.

THE AUDIT COMMITTEE
Kurt P. Kuehn, Chairperson
Barry J. Alperin
Philip A. Laskawy
Anne H. Margulies

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the information in the Report of the Audit Committee of the Board of Directors contained under the heading “Review of the Company’s Audited Financial Statements for Fiscal 2020,” references to the Audit Committee Charter and reference to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors recommends an affirmative vote be cast “FOR” all nominees for election to the Board of Directors listed in Proposal 1 on the proxy card and a vote “FOR” Proposals 2 and 3.

The Board of Directors knows of no other matter that may be brought before the meeting that requires submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning May 3, 2021 at the Company’s principal place of business. If a state of emergency exists at that time preventing access to the Company’s office during regular business hours, the Company will endeavor to make the list available for inspection upon request via email to investor@henryschein.com. The list of stockholders will be available electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/HSIC2021.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 26, 2020 has been filed with the SEC and is available free of charge through our Internet website, www.henryschein.com. Stockholders may also obtain a copy of the Form 10-K upon request via email to investor@henryschein.com. In response to such request, the Company will furnish without charge the Form 10-K including financial statements, financial schedules and a list of exhibits.

STOCKHOLDER PROPOSALS

Eligible stockholders wishing to have a proposal for action by the stockholders at the 2022 Annual Meeting included in our proxy statement must submit such proposal at the principal offices of the Company not later than November 30, 2021. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

Under our Second Amended and Restated By-laws, a stockholder who intends to bring a proposal before the 2022 Annual Meeting without submitting such proposal for inclusion in our proxy statement cannot do so unless notice and a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of common stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the 2022 Annual Meeting is delivered in person or mailed to, and received by, the Company by the later of March 20, 2022 and the date that is 75 days prior to the date of the 2022 Annual Meeting.

Under the SEC’s proxy rules, proxies solicited by the Board of Directors for the 2022 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before the deadline set forth in the preceding paragraph.

                    HENRY SCHEIN, INC.

                    135 DURYEA ROAD, MAIL STOP E-365

                    MELVILLE, NY 11747

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 12, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HSIC2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 12, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43507-P50448	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — —— — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HENRY SCHEIN, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain

Nominees:

1a. Mohamad Ali	☐	☐	☐

1b. Barry J. Alperin	☐	☐	☐

1c. Gerald A. Benjamin	☐	☐	☐

1d. Stanley M. Bergman	☐	☐	☐

1e. James P. Breslawski	☐	☐	☐

1f. Deborah Derby	☐	☐	☐

1g. Joseph L. Herring	☐	☐	☐

1h. Kurt P. Kuehn	☐	☐	☐

1i. Philip A. Laskawy	☐	☐	☐

1j. Anne H. Margulies	☐	☐	☐

1k. Mark E. Mlotek	☐	☐	☐

	For	Against	Abstain

1l. Steven Paladino	☐	☐	☐

1m. Carol Raphael	☐	☐	☐

1n. E. Dianne Rekow, DDS, Ph.D.	☐	☐	☐

1o. Bradley T. Sheares, Ph.D.	☐	☐	☐

1p. Reed V. Tuckson, M.D., FACP	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

2. Proposal to approve, by non-binding vote, the 2020 compensation paid to the Company’s Named Executive Officers.	☐	☐	☐

3. Proposal to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document, Notice and Proxy Statement are available at www.proxyvote.com.

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D43508-P50448

HENRY SCHEIN, INC. 135 Duryea Road, Melville, New York 11747 This proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, hereby appoints Stanley M. Bergman and Michael S. Ettinger as proxies, each with the power to act alone and with the power of substitution and revocation, to represent the undersigned and to vote, as designated on the other side, all shares of common stock of Henry Schein, Inc. held of record by the undersigned on March 15, 2021, at the Annual Meeting of Stockholders to be virtually held at 10:00 a.m. EDT on Thursday, May 13, 2021, at www.virtualshareholdermeeting.com/HSIC2021 and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy. The Board of Directors recommends a vote FOR the proposals listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side